                                                                                EXHIBIT 99.1
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CREDIT AGREEMENT

among

NN, INC.,
as US Borrower

and

THE FOREIGN BORROWERS NAMED HEREIN,
collectively, as Borrowers

THE LENDERS NAMED HEREIN,
as Lenders

KEYBANK NATIONAL ASSOCIATION,
as Lead Arranger, Book Runner and Administrative Agent

and

AMSOUTH BANK,
as Swing Line Lender

_____________________

dated as of
September 21, 2006

_____________________

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Page

ARTICLE I.	DEFINITIONS	1
Section 1.1.	Definitions	1
Section 1.2.	Accounting Terms	22
Section 1.3.	Terms Generally	23

ARTICLE IV.	CONDITIONS PRECEDENT	42
Section 4.1.	Conditions to Each Credit Event	42
Section 4.2.	Conditions to the First Credit Event	42

i

Page

ARTICLE VII.	EVENTS OF DEFAULT	61
Section 7.1.	Payments	61

Page

Exhibit A	Form of US Borrower Revolving Credit Note
Exhibit B	Form of Foreign Borrower Revolving Credit Note
Exhibit C	Form of Swing Line Note
Exhibit D	Form of Notice of Loan
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment and Acceptance Agreement
Exhibit G	Form of Additional Foreign Borrower Assumption Agreement
Exhibit H	Terms of Subordinated Indebtedness

Schedule 1	Commitments of Lenders
Schedule 2	Foreign Borrowers
Schedule 2.2	Existing Letters of Credit
Schedule 3	Guarantors of Payment
Schedule 4	Pledged Securities and Pledged Foreign Intercompany Notes
Schedule 5.8	Indebtedness
Schedule 5.9	Liens
Schedule 5.11	Permitted Foreign Subsidiary Loans and Investments
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.5	Real Estate owned by the Companies
Schedule 6.10	Employee Benefits Plans
Schedule 6.15	Material Agreements

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 21st day of September, 2006 among:

(a) NN, INC., a Delaware corporation (“US Borrower”);

(b) each Foreign Borrower, as hereinafter defined (each such Foreign Borrower, together with US Borrower shall be referred to herein, collectively, as “Borrowers” and, individually, each a “Borrower”);

(c) the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.9(b) or 10.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”);

(d) AMSOUTH BANK, as Swing Line Lender, and any successor provider of the Swing Line Commitment (as hereinafter defined) reasonably acceptable to Agent (“Swing Line Lender”); and

(e) KEYBANK NATIONAL ASSOCIATION, as lead arranger, book runner and administrative agent for the Lenders under this Agreement (“Agent”).

WITNESSETH:

WHEREAS, Borrowers, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrowers upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” shall mean that term as defined in Section 2.9(b) hereof.

“Additional Foreign Borrower Assumption Agreement” shall mean each of the Additional Foreign Borrower Assumption Agreements executed by a Foreign Borrower, as applicable, after the Closing Date, in the form of the attached Exhibit G, as the same may from time to time be amended, restated or otherwise modified.

“Additional Lender” shall mean an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof.

“Additional Lender Assumption Agreement” shall mean an additional lender assumption agreement, in form and substance satisfactory to Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” shall mean that term as defined in Section 2.9(b) hereof.

        “Administrative Borrower” shall mean US Borrower.

“Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affiliate” shall mean any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall mean that term as defined in the first paragraph hereof.

“Agent Fee Letter” shall mean the Agent Fee Letter between US Borrower and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Agreement” shall mean that term as defined in the first paragraph hereof.

“Alternate Currency” shall mean Euros or any other currency, other than Dollars, agreed to by Agent that shall be freely transferable and convertible into Dollars.

“Alternate Currency Exposure” shall mean, at any time and without duplication, the sum of the Dollar Equivalent of (a) the aggregate principal amount of Alternate Currency Loans outstanding to US Borrower, and (b) the Foreign Borrower Revolving Exposure.

“Alternate Currency Loan” shall mean a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in an Alternate Currency and on which a Borrower shall pay interest at a rate based upon the Derived LIBOR Fixed Rate applicable to such Alternate Currency.

“Alternate Currency Maximum Amount” shall mean an amount equal to the Total Commitment Amount.

“Alternate Currency Rate” shall mean, with respect to an Alternate Currency Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Alternate Currency Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for deposits in the relevant Alternate Currency in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Alternate Currency Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in the relevant Alternate Currency for the relevant Interest Period and in the amount of the Alternate Currency Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Alternate Currency market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Alternate Currency Loan hereunder; by (b) 1.00 minus the Reserve Percentage.

“Applicable Facility Fee Rate” shall mean:

(a) for the period from the Closing Date through November 30, 2006, seventeen and one-half (17.50) basis points; and

(b) commencing with the Consolidated financial statements of US Borrower for the fiscal quarter ending September 30, 2006, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on December 1, 2006 and thereafter:

Leverage Ratio	Applicable Facility Fee Rate
Greater than 2.00 to 1.00	22.50
Greater than 1.50 to 1.00 but equal to or less than 2.00 to 1.00	20.00
Greater than 1.00 to 1.00 but equal to or less than 1.50 to 1.00	17.50
Equal to or less than 1.00 to 1.00	15.00

After December 1, 2006, changes to the Applicable Facility Fee Rate shall be effective on the first day of each calendar month following the date upon which Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of US Borrower. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.

“Applicable Margin” shall mean:

(a) for the period from the Closing Date through November 30, 2006, sixty-seven and one-half (67.50) basis points for LIBOR Fixed Rate Loans and zero (0.00) basis points for Base Rate Loans; and

(b) commencing with the Consolidated financial statements of US Borrower for the fiscal quarter ending September 30, 2006, the number of basis points (depending upon whether Loans are LIBOR Fixed Rate Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on December 1, 2006 and thereafter:

Leverage Ratio	Applicable Basis Points for LIBOR Fixed Rate Loans	Applicable Basis Points for Base Rate Loans
Greater than 2.00 to 1.00	92.50	0.00
Greater than 1.50 to 1.00 but equal to or less than 2.00 to 1.00	75.00	0.00
Greater than 1.00 to 1.00 but equal to or less than 1.50 to 1.00	67.50	0.00
Equal to or less than 1.00 to 1.00	60.00	0.00

After December 1, 2006, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of US Borrower. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.

“Approved Depository” shall mean a bank whose short-term commercial paper rating from Standard & Poor’s is at least A-1, or the equivalent thereof, or from Moody’s is at least P-1, or the equivalent thereof.

“Assignment Agreement” shall mean an Assignment and Acceptance Agreement in the form of the attached Exhibit F.

“Authorized Officer” shall mean a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

“Bank Product Agreements” shall mean those certain cash management service agreements entered into from time to time between a Company and Agent or a Lender (or an affiliate of a Lender) in connection with any of the Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Company to Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means any service or facility extended to a Company by Agent or any Lender (or an affiliate of a Lender) including (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, and (f) cash management, including controlled disbursement, accounts or services.

“Base Rate” shall mean a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” shall mean a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrowers shall pay interest at a rate based on the Derived Base Rate.

“Borrower” shall mean that term as defined in the first paragraph hereof.

“Borrowers” shall mean that term as defined in the first paragraph hereof.

“Business Day” shall mean any day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, if the applicable Business Day relates to a LIBOR Fixed Rate Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market and, if the applicable Business Day relates to an Alternate Currency, a day of the year on which dealings in deposits are carried on in the relevant Alternate Currency.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalization Ratio” shall mean, as determined on a Consolidated basis and in accordance with GAAP, for the most recently completed fiscal quarter of US Borrower, the ratio of (a) Consolidated Funded Indebtedness, to (b) Consolidated Total Capitalization.

“Capitalized Lease Obligations” shall mean obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as then in effect) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty-five percent (35%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of US Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of US Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of US Borrower nor (ii) appointed by directors so nominated; (c) if US Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the record and beneficial ownership of each other Borrower; or (d) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement.

“Closing Commitment Amount” shall mean Ninety Million Dollars ($90,000,000).

“Closing Date” shall mean the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Fee Letter” shall mean the Closing Fee Letter between US Borrower and Agent, dated as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral Agent” shall mean KeyBank National Association in its capacity as collateral agent under the Pledge Agreement, together with any successor collateral agent.

“Commitment” shall mean the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

“Commitment Increase Period” shall mean the period from the Closing Date to the date that is six months prior to the last day of the Commitment Period.

“Commitment Percentage” shall mean, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 10.10 hereof).

“Commitment Period” shall mean the period from the Closing Date to September 20, 2011, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Companies” shall mean all Borrowers and Subsidiaries.

“Company” shall mean a Borrower or Subsidiary.

“Compliance Certificate” shall mean a Compliance Certificate in the form of the attached Exhibit E.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

“Consolidated” shall mean the resultant consolidation of the financial statements of US Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.13 hereof.

“Consolidated Capital Expenditures” shall mean, for any period, the amount of capital expenditures of US Borrower, as determined on a Consolidated basis and in accordance with GAAP; provided that any capital expenditures made for an Acquisition permitted pursuant to Section 5.13 hereof shall be excluded from the calculation of Consolidated Capital Expenditures.

“Consolidated Depreciation Charges” shall mean, for any period, the aggregate of all depreciation charges for fixed assets, leasehold improvements and general intangibles (excluding goodwill) of US Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of US Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, as determined on a Consolidated basis and after giving Pro Forma Effect to any Acquisition made during such period, Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, and (c) Consolidated Depreciation and Amortization Charges.

“Consolidated EBITDAR” shall mean, for any period, as determined on a Consolidated basis and in accordance with GAAP, Consolidated EBITDA plus Consolidated Rent Expense.

“Consolidated Funded Indebtedness” shall mean, at any date, all Indebtedness (including, but not limited to, current, long-term and Subordinated Indebtedness, if any) of US Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Income Tax Expense” shall mean, for any period, all provisions for taxes based on the gross or net income of US Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of US Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the interest expense of US Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of US Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Worth” shall mean, at any date, the stockholders’ equity of US Borrower, determined as of such date on a Consolidated basis and in accordance with GAAP.

“Consolidated Rent Expense” shall mean, for any period, the rent expense of US Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Total Capitalization” shall mean, at any time, the sum of (a) Consolidated Funded Indebtedness plus (b) Consolidated Net Worth.

“Controlled Group” shall mean a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” shall mean the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment) by the Fronting Lender of a Letter of Credit.

“Credit Party” shall mean each Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

“Default” shall mean an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if applicable, all of the Lenders) in writing.

“Default Rate” shall mean (a) with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect; provided that, in no event shall the Default Rate be a rate that is less than the highest default rate charged under the Senior Notes Documents.

“Derived Base Rate” shall mean a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived LIBOR Fixed Rate” shall mean (a) with respect to a Eurodollar Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Eurodollar Rate, and (b) with respect to an Alternate Currency Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Alternate Currency Rate applicable to the relevant Alternate Currency.

“Dollar” or the sign $ shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean (a) with respect to an Alternate Currency Loan denominated in an Alternate Currency, the Dollar equivalent of the amount of such Alternate Currency Loan denominated in an Alternate Currency, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date two Business Days before the date of such Alternate Currency Loan, for the purchase of the relevant Alternate Currency with Dollars for delivery on the date of such Alternate Currency Loan, and (b) with respect to any other amount, if such amount is denominated in Dollars, then such amount in Dollars and, otherwise the Dollar equivalent of such amount, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Alternate Currency with Dollars for delivery on such date; provided, however, that, in calculating the Dollar Equivalent for purposes of determining (i) a Borrower’s obligation to prepay Loans pursuant to Section 2.7 hereof, or (ii) a Borrower’s ability to request additional Loans pursuant to the Commitment, Agent may, in its discretion, on any Business Day selected by Agent (prior to payment in full of the Obligations), calculate the Dollar Equivalent of each such Loan. Agent shall notify US Borrower of the Dollar Equivalent of such Alternate Currency Loan or any other amount, at the time that such Dollar Equivalent shall have been determined.

“Domestic Guarantor of Payment” shall mean each of the Companies designated a “Domestic Guarantor of Payment” on Schedule 3 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Domestic Subsidiary that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” shall mean a Company that (a) is not a Credit Party, (b) has aggregate assets of less than One Hundred Thousand Dollars ($100,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for all such Subsidiaries of more than One Hundred Thousand Dollars ($100,000).

“Eligible Transferee” shall mean a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not a Borrower, a Subsidiary or an Affiliate.

“Environmental Laws” shall mean all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders in council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” shall mean a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” shall mean a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which US Borrower shall pay interest at a rate based upon the Derived LIBOR Fixed Rate applicable to Eurodollars.

“Eurodollar Rate” shall mean, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage.

“Event of Default” shall mean an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Excluded Taxes” shall mean, in the case of Agent and each Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located.

“Existing Letter of Credit” shall mean that term as defined in Section 2.2(b)(vii) hereof.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” shall mean any of the following officers: chief executive officer, president, chief financial officer, chief administrative officer or controller. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of US Borrower.

“Fixed Rate Loan” shall mean a Eurodollar Loan or an Alternate Currency Loan.

“Foreign Affiliate” shall mean, with respect to a Foreign Borrower, a parent Company, sister Company or Subsidiary of such Foreign Borrower that is also a Foreign Subsidiary of US Borrower and is owned (either directly or indirectly) by the same Domestic Subsidiary of such Foreign Borrower.

“Foreign Borrower” shall mean each of the Foreign Subsidiaries of US Borrower set forth on Schedule 2 hereto, together with any other Wholly-Owned Subsidiary of US Borrower that shall also be a Foreign Subsidiary of US Borrower that, on or after the Closing Date, shall have satisfied, in the opinion of Agent, the requirements of Section 2.13(a) hereof.

“Foreign Borrower Revolving Credit Note” shall mean a Foreign Borrower Revolving Credit Note executed and delivered by a Foreign Borrower pursuant to Section 2.4(b) hereof.

“Foreign Borrower Revolving Exposure” shall mean, at any time, the Dollar Equivalent of the aggregate principal amount of all Revolving Loans made to a Foreign Borrower.

“Foreign Guarantor of Payment” shall mean each of the Companies set forth on Schedule 3 hereto that shall have been designated a “Foreign Guarantor of Payment”, that are executing and delivering (or have executed and delivered) a Guaranty of Payment on or as of the Closing Date, or any other Foreign Subsidiary that shall execute and deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fronting Lender” shall mean, (a) as to any Letter of Credit transaction hereunder, Agent as issuer of the Letter of Credit, or, in the event that Agent either shall be unable to issue or shall agree that another Lender may issue, a Letter of Credit, such other Lender as shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Lenders hereunder, or (b) as to any Existing Letter of Credit, AmSouth Bank.

“GAAP” shall mean generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of US Borrower.

“Governmental Authority” shall mean any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” shall mean a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” shall mean a Domestic Guarantor of Payment or Foreign Guarantor of Payment, or any other Person that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

“Guaranty of Payment” shall mean each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Hedge Agreement” shall mean any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“Indebtedness” shall mean, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (provided that the following shall not constitute Indebtedness for purposes of this definition: trade accounts payable in the ordinary course of business and current liabilities in the form of expenses that are not the result of the borrowing of money or the extension of credit and that are listed on the financial statements of US Borrower as “other current liabilities”), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all lease obligations that have been or should be capitalized on the books of such Company in accordance with GAAP, (h) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date among Agent, for the benefit of and on behalf of the Lenders, and the holders of the Senior Notes, as the same may from time to time be amended, restated or otherwise modified.

“Interest Adjustment Date” shall mean the last day of each Interest Period.

“Interest Coverage Ratio” shall mean, for the most recently completed four fiscal quarters of US Borrower, as determined on a Consolidated basis and after giving Pro Forma Effect to any Acquisition made during such period, the ratio of (a) Consolidated EBITDAR, to (b) the sum of (i) Consolidated Interest Expense plus (ii) Consolidated Rent Expense.

“Interest Period” shall mean, with respect to a LIBOR Fixed Rate Loan, the period commencing on the date such LIBOR Fixed Rate Loan is made and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof, and, thereafter (unless, with respect to a Eurodollar Loan, such LIBOR Fixed Rate Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Administrative Borrower pursuant to the provisions hereof. The duration of each Interest Period for a LIBOR Fixed Rate Loan shall be one month, two months, three months or six months, in each case as Administrative Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that (a) if Administrative Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrowers shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period; and (b) each Alternate Currency Loan must be repaid on the last day of the Interest Period applicable thereto.

“Lender” shall mean that term as defined in the first paragraph hereof. References to “Lenders” shall include the Fronting Lender and the Swing Line Lender; for purposes of clarification only, to the extent that KeyBank National Association or Amsouth Bank (or any successor Fronting Lender or Swing Line Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Fronting Lender or Swing Line Lender, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Loan Documents, the term “Lender” shall include affiliates of a Lender providing Bank Products.

“Letter of Credit” shall mean a standby letter of credit that shall be issued by the Fronting Lender for the account of a Borrower or a Domestic Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) fifteen (15) days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” shall mean the commitment of the Fronting Lender, on behalf of the Lenders, to issue Letters of Credit in an aggregate face amount of up to Ten Million Dollars ($10,000,000).

“Letter of Credit Exposure” shall mean, at any time, the Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrowers or converted to a Revolving Loan pursuant to Section 2.2(b)(iv) hereof.

“Leverage Ratio” shall mean, as determined on a Consolidated basis after giving Pro Forma Effect to any Acquisition made during the most recently completed four fiscal quarters of US Borrower, the ratio of (a) Consolidated Funded Indebtedness (for the most recently completed fiscal quarter of US Borrower), to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of US Borrower).

“LIBOR Fixed Rate Loan” shall mean a Eurodollar Loan or an Alternate Currency Loan.

“Lien” shall mean any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than operating leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” shall mean a Revolving Loan granted to a Borrower by the Lenders in accordance with Section 2.2(a) hereof, or a Swing Loan granted to US Borrower by the Swing Line Lender in accordance with Section 2.2(c) hereof.

“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, each Pledge Agreement (if any), the Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of any Borrower, (b) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Companies taken as a whole, (c) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, or (d) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies in excess of the amount of Seven Million Dollars ($7,000,000).

“Maximum Amount” shall mean, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.9(a) hereof, increases pursuant to Section 2.9(b) hereof and assignments of interests pursuant to Section 10.10 hereof; provided, however, that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).

“Maximum Commitment Amount” shall mean One Hundred Twenty Million Dollars ($120,000,000), as such amount may be reduced pursuant to Section 2.9(a).

“Maximum Rate” shall mean that term as defined in Section 2.3(d) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., and any successor to such company.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Non-Credit Party” shall mean a Company that is not a Credit Party.

“Non-Credit Party Exposure” shall mean the aggregate amount, incurred on or after the Closing Date, of loans by a Credit Party to, investments by a Credit Party in, guaranties by a Credit Party of Indebtedness of, and Letters of Credit issued to or for the benefit of, a Foreign Subsidiary that is a Non-Credit Party.

“Note” shall mean a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” shall mean a Notice of Loan in the form of the attached Exhibit D.

“Obligations” shall mean, collectively, (a) all Indebtedness and other obligations incurred by a Borrower to Agent, the Fronting Lender, the Swing Line Lender, or any Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit, (b) each extension, renewal or refinancing of the foregoing, in whole or in part, (c) the facility and other fees and any prepayment fees payable hereunder, and (d) all fees and charges in connection with Letters of Credit.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall mean that term as defined in Section 10.11 hereof.

“Patriot Act” shall mean Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Foreign Subsidiary Loans and Investments” shall mean:

(a) the investments by any Company in a Foreign Subsidiary, existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(b) the loans by any Company to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(c) any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, a Credit Party;

(d) (i) any investment by any Company on or after the date hereof in, or loan on or after the date hereof by any Company to, or guaranty on or after the date hereof from any Company of Indebtedness of, a Foreign Subsidiary organized in the countries of China or Slovakia, so long as the aggregate amount of all such investments by all Companies shall not exceed Fifteen Million Dollars ($15,000,000) during the Commitment Period; and (ii) any investment by any Company in, or loan by any Company to, any other Company if the proceeds of such loan or investment are used by such Company to make a loan or investment permitted under subpart (i) hereof;

(e) any Non-Credit Party Exposure with respect to a Foreign Subsidiary or any loan by US Borrower to a Foreign Subsidiary, not otherwise permitted under this definition, so long as the Non-Credit Party Exposure and loans by US Borrower to all Foreign Subsidiaries incurred pursuant to this subpart (e) does not exceed the aggregate amount of Four Million Dollars ($4,000,000) per fiscal year of US Borrower; and

(f) any investment by a Foreign Subsidiary that is a Non-Credit Party in, or loan by a Foreign Subsidiary that is a Non-Credit Party to, a Company.

“Permitted Investment” shall mean an investment of a Company in the stock (or other debt or equity instruments) of a Person (other than a Company), so long as (a) the Company making the investment is a Credit Party; and (b) the aggregate amount of all such investments of all Companies does not exceed, at any time, an aggregate amount (as determined when each such investment is made) of Four Million Dollars ($4,000,000).

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Pledge Agreement” shall mean the Pledge Agreement, relating to the Pledged Securities and the Pledged Foreign Intercompany Notes, executed and delivered by US Borrower in favor of the Collateral Agent, for the benefit of the Lenders and the Senior Noteholders, dated on the Closing Date, and any other Pledge Agreement executed by a Domestic Subsidiary after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Foreign Intercompany Note” shall mean any promissory note made by any Foreign Subsidiary to US Borrower or a Domestic Subsidiary, whether now owned or hereafter acquired by such Company. (Schedule 4 hereto lists, as of the Closing Date, all of the Pledged Foreign Intercompany Notes.)

“Pledged Securities” shall mean all of the ownership interests of any first-tier Foreign Subsidiary; provided that, in no event shall Pledged Securities include more than sixty-five percent (65%) of the voting shares of capital stock or other voting equity interest of any first-tier Foreign Subsidiary. (Schedule 4 hereto lists, as of the Closing Date, all of the Pledged Securities.)

“Pre-Approved Acquisition” shall mean any Acquisition by the Companies approved in writing by Agent and the Lenders.

“Prime Rate” shall mean the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Pro Forma Effect” shall mean, in making any calculation hereunder to which such term is applicable, including any calculation necessary to determine whether the US Borrower is in compliance with Section 5.7 hereof, or whether a Default would result from any Acquisition, (a) any Acquisition made during the most recent twelve (12) month period (the “Reference Period”) ending on and including the date of determination (the “Calculation Date”) shall be assumed to have occurred on the first day of the Reference Period, (b) Consolidated Funded Indebtedness, and the application of proceeds therefrom, incurred or to be incurred in connection with any Acquisition made or to be made during the Reference Period shall be assumed to have arisen or occurred on the first day of the Reference Period, (c) there shall be excluded any interest expense in respect of Consolidated Funded Indebtedness outstanding during the Reference Period that was or is to be refinanced with proceeds of Indebtedness incurred or to be incurred in connection with any Acquisition made or to be made during the Reference Period, (d) interest expense in respect of Consolidated Funded Indebtedness bearing a floating rate of interest and assumed to have been incurred on the first day of the Reference Period shall be calculated on the basis of the average rate in effect under this Agreement for Base Rate Loans throughout the period such Consolidated Funded Indebtedness is assumed to be outstanding, and (e) rent expense shall include actual rent expense incurred by any Person, operating unit or business acquired during the Reference Period, plus rent expense projected for the twelve (12) month period following the date of actual incurrence thereof in respect of any operating lease entered into or to be entered into in connection with any Acquisition made during the Reference Period, which projected rent expense shall be deemed to have been incurred on the first day of the Reference Period.

“Register” shall mean that term as described in Section 10.10(i) hereof.

“Regularly Scheduled Payment Date” shall mean the last day of each March, June, September and December.

“Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” shall mean any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.

“Required Lenders” shall mean the holders of at least sixty-six and two-thirds percent (66-2/3%), based upon each Lender’s Commitment Percentage, of (a) the Total Commitment Amount, or (b) after the Commitment Period, the aggregate amount of the Revolving Credit Exposure (including, for each Lender, such Lender’s risk participation in any Swing Line Exposure and Letter of Credit Exposure); provided that, if at the time of determination there shall be three or fewer Lenders, then Required Lenders shall mean all of the Lenders.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Reserve Percentage” shall mean for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate and the Alternate Currency Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” shall mean, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) any amount paid by such Company in respect of any management, consulting or other similar arrangement with any equity holder (other than a Company) of a Company or Affiliate in excess of the aggregate amount of One Hundred Thousand Dollars ($100,000) in any fiscal year.

“Revolving Credit Commitment” shall mean the obligation hereunder, during the Commitment Period, of (a) each Lender to make Revolving Loans up to the Maximum Amount for such Lender, (b) the Fronting Lender to issue and each Lender to participate in Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make and each Lender to participate in Swing Loans pursuant to the Swing Line Commitment.

“Revolving Credit Exposure” shall mean, at any time, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” shall mean a US Borrower Revolving Credit Note or a Foreign Borrower Revolving Credit Note.

“Revolving Loan” shall mean a Loan granted to US Borrower or a Foreign Borrower by the Lenders in accordance with Section 2.2(a) hereof.

“SEC” shall mean the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Secured Obligations” shall mean, collectively, (a) the Obligations, (b) the Bank Product Obligations, and (c) all obligations and liabilities of the Companies owing to Lenders under Hedge Agreements.

“Senior Noteholders” shall mean the holders of the Senior Notes.

“Senior Notes” shall mean the 4.89% Senior Notes, Series A, due April 26, 2014, and any other senior notes issued by US Borrower pursuant to the Senior Notes Indentures.

“Senior Notes Documents” shall mean the Senior Notes Indenture and the Senior Notes, and every other agreement executed in connection therewith.

“Senior Notes Indenture” shall mean, collectively, those certain Note Purchase Agreements, each dated as of April 26, 2004, by and between the Companies, The Prudential Insurance Company of America and any other holders of the Senior Notes thereunder, and any other note purchase agreement, if the holders of the notes issued under such note purchase agreement shall become parties to the Intercreditor Agreement.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.

“Subordinated” shall mean, as applied to Indebtedness, Indebtedness that shall have been subordinated in favor of the prior payment in full of the Obligations.

“Subordination Agreement” shall mean a Subordination Agreement executed and delivered by a holder of Subordinated Indebtedness, as the same may from time to time be amended, restated or otherwise modified.

“Subsidiary” shall mean (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by a Borrower or by one or more other subsidiaries of such Borrower or by such Borrower and one or more subsidiaries of such Borrower, (b) a partnership, limited liability company or unlimited liability company of which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

“Swing Line Commitment” shall mean the commitment of the Swing Line Lender to make Swing Loans to US Borrower up to the aggregate amount at any time outstanding of Ten Million Dollars ($10,000,000).

“Swing Line Exposure” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” shall mean that term as defined in the first paragraph hereof.

“Swing Line Note” shall mean the Swing Line Note, executed and delivered by US Borrower pursuant to Section 2.4(c) hereof.

“Swing Loan” shall mean a loan that shall be denominated in Dollars granted to US Borrower by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Swing Loan Maturity Date” shall mean, with respect to any Swing Loan, the earlier of (a) fifteen (15) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Taxes” shall mean any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Total Commitment Amount” shall mean the Closing Commitment Amount, as such amount may be increased up to the Maximum Commitment Amount pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

“US Borrower” shall mean that term as defined in the first paragraph hereof.

“US Borrower Revolving Credit Note” shall mean a US Borrower Revolving Credit Note, executed and delivered by US Borrower pursuant to Section 2.4(a) hereof.

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity, all of the securities or other ownership interest of which having ordinary Voting Power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

Section 1.2. Accounting Terms. Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Amount and Nature of Credit.

(a) Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrowers, participate in Swing Loans made by the Swing Line Lender to US Borrower, and issue or participate in Letters of Credit at the request of Administrative Borrower, in such aggregate amount as Borrowers shall request pursuant to the Commitment; provided, however, that in no event shall the Revolving Credit Exposure be in excess of the Total Commitment Amount.

(b) Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrowers or the issuance of a Letter of Credit:

(i) the Dollar Equivalent of the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender) when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii) the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c) The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2. Revolving Credit.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Revolving Loan or Revolving Loans to US Borrower or a Foreign Borrower in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Commitment Amount, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure; provided, however, that Borrowers shall not request any Alternate Currency Loan (and the Lenders shall not be obligated to make an Alternate Currency Loan) if, after giving effect thereto, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount. Borrowers shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, Eurodollar Loans or Alternate Currency Loans. With respect to each Alternate Currency Loan, subject to the other provisions of this Agreement, US Borrower or the appropriate Foreign Borrower, as applicable, shall receive all of the proceeds of such Alternate Currency Loan in one Alternate Currency and repay such Alternate Currency Loan in the same Alternate Currency. Subject to the provisions of this Agreement, Borrowers shall be entitled under this Section 2.2(a) to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

(b) Letters of Credit.

(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Fronting Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of US Borrower or a Domestic Guarantor of Payment, as Administrative Borrower may from time to time request. Administrative Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Total Commitment Amount. The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender’s Commitment Percentage.

(ii) Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than Agent), through an Authorized Officer, not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit. Each such request shall be in a form acceptable to Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent) and shall specify the face amount thereof, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, Administrative Borrower, and any Credit Party for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender an appropriate application and agreement, being in the standard form of the Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent. Agent shall give the Fronting Lender and each Lender notice of each such request for a Letter of Credit.

(iii) Standby Letters of Credit. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of US Borrower or any Domestic Guarantor of Payment, US Borrower agrees to (A) pay to Agent, for the pro-rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to the Applicable Margin for LIBOR Fixed Rate Loans (in effect on the Regularly Scheduled Payment Date) multiplied by the face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Fronting Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv) Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, US Borrower shall immediately reimburse the Fronting Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by US Borrower on the date of the drawing of such Letter of Credit, at the sole option of Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent), US Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. US Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(iv) to reimburse, in full (other than the Fronting Lender’s pro rata share of such borrowing), the Fronting Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrowers hereunder. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(v) Participation in Letters of Credit. If, for any reason, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a Revolving Loan pursuant to the preceding subsection, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall have the right to request that each Lender purchase a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Fronting Lender, such Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Borrowers pursuant to this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this Section 2.2(b)(v) by wire transfer of immediately available funds (in Dollars), in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans. Each Lender is hereby authorized to record on its records such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit. In addition, each Lender agrees to risk participate in the Existing Letters of Credit as provided in Section 2.2(b)(vi) below.

(vi) Existing Letters of Credit. Schedule 2.2 hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit issued by a bank that is or becomes a Lender under this Agreement on the Closing Date (each, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Section 2.2(b)(v) hereof, on the Closing Date. Borrowers, Agent and the Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof. Notwithstanding anything to the contrary in any reimbursement agreement applicable to the Existing Letters of Credit, the fees payable in connection with each Existing Letter of Credit to be shared with the Lenders shall accrue from the Closing Date at the rate provided in Section 2.2(b)(iv) hereof.

(c) Swing Loans.

(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to US Borrower in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request; provided that Administrative Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Total Commitment Amount, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall be made in Dollars.

(ii) Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to Agent, Administrative Borrower and the Lenders, US Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion (in consultation with Agent), to require that any Swing Loan be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to US Borrower hereunder. Upon receipt of such notice by Agent, Administrative Borrower and the Lenders, US Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof). Such Revolving Loan shall be evidenced by the US Borrower Revolving Credit Notes (or, if a Lender has not requested a US Borrower Revolving Credit Note, by the records of Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that such Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. US Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan. Each Lender is hereby authorized to record on its records relating to its US Borrower Revolving Credit Note (or, if such Lender has not requested a US Borrower Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii) Participation in Swing Loans. If, for any reason, the Swing Line Lender is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Lender purchase a participation in such Swing Loan, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in such Swing Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such Lender’s ratable share of such Swing Loan (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Lender’s Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Lender.

Section 2.3. Interest.

(a) Revolving Loans.

(i) Base Rate Loan. The appropriate Borrower or Borrowers shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing September 30, 2006, and on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii) LIBOR Fixed Rate Loans. The appropriate Borrower or Borrowers shall pay interest on the unpaid principal amount of each LIBOR Fixed Rate Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin) for LIBOR Fixed Rate Loans, at the Derived LIBOR Fixed Rate. Interest on such LIBOR Fixed Rate Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

(b) Swing Loans. US Borrower shall pay interest directly to the Swing Line Lender, for the sole benefit of the Swing Line Lender (until such time as the Lenders shall have purchased a participation in such Swing Loan; thereafter, such payment shall be paid for the benefit of the Lenders that have purchased such participations), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. After written notice to US Borrower from Agent, all such interest payments shall be made by Swing Line Lender or US Borrower, as applicable, to Agent, for the sole benefit of the Swing Line Lender (and any Lender that shall have purchased a participation in such Swing Loan). Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

(c) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate.

(d) Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4. Evidence of Indebtedness.

(a) US Borrower Revolving Loans. Upon the request of a Lender, to evidence the obligation of US Borrower to repay the Base Rate Loans and LIBOR Fixed Rate Loans made by such Lender and to pay interest thereon, US Borrower shall execute a US Borrower Revolving Credit Note in the form of the attached Exhibit A, payable to the order of such Lender in the principal amount of its Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender; provided, however, that the failure of a Lender to request a US Borrower Revolving Credit Note shall in no way detract from US Borrower’s obligations to such Lender hereunder.

(b) Foreign Borrower Revolving Loans. Upon the request of a Lender, to evidence the obligation of each Foreign Borrower to repay the Base Rate Loans and LIBOR Fixed Rate Loans made by such Lender and to pay interest thereon, each such Foreign Borrower shall execute a Foreign Borrower Revolving Credit Note in the form of the attached Exhibit B, payable to the order of such Lender in the principal amount of its Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender; provided, however, that the failure of a Lender to request a Foreign Borrower Revolving Credit Note shall in no way detract from such Foreign Borrower’s obligations to such Lender hereunder.

(c) Swing Loan. Upon the request of the Swing Line Lender, to evidence the obligation of US Borrower to repay the Swing Loans and to pay interest thereon, US Borrower shall execute a Swing Line Note in the form of the attached Exhibit C, and payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided, however, that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from US Borrower’s obligations to the Swing Line Lender hereunder.

Section 2.5. Notice of Credit Event; Funding of Loans.

(a) Notice of Credit Event. Administrative Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing or conversion of any Base Rate Loan; (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any Eurodollar Loan; (iii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of any Alternate Currency Loan; and (iv) with respect to any Swing Loan, 2:00 P.M. (Eastern time) on the proposed date of borrowing of such Swing Loan, provided that, if the Revolving Credit Exposure shall be less than Eighty Million Dollars ($80,000,000), no notice of a request for a Swing Loan shall be required to the extent that funding of Swing Loans is administered through an automated cash management system with the Swing Line Lender. Notwithstanding anything herein to the contrary, with respect to any request for any Loan or Letter of Credit, at such time the Revolving Credit Exposure shall be (or would be after such Credit Event) equal to or exceed Eighty Million Dollars ($80,000,000), Administrative Borrower shall cause the Swing Line Lender to provide a written notice to Agent on the date such Credit Event is to occur that sets forth the outstanding principal amount of Swing Loans on such date. Thereafter, the Swing Line Lender and US Borrower shall not increase the aggregate amount of Swing Loans outstanding without confirming with Agent that there is availability under the Revolving Credit Commitment for further Swing Loans. Administrative Borrower shall comply with the notice provisions set forth in Section 2.2(b)(ii) hereof with respect to Letters of Credit.

(b) Funding of Loans. Agent shall notify each Lender of the date, amount, type of currency and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan, and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, or, with respect to an Alternate Currency, in the applicable Alternate Currency, in federal or other immediately available funds, required of it. If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Administrative Borrower, to debit any account of the appropriate Borrower or otherwise receive such amount from the appropriate Borrower, on demand, in the event that such Lender shall fail to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.

(c) Conversion of Loans. At the request of Administrative Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof. No Alternate Currency Loan may be converted to a Base Rate Loan or Eurodollar Loan and no Base Rate Loan or Eurodollar Loan may be converted to an Alternate Currency Loan.

(d) Minimum Amount. Each request for:

(i) a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Hundred Thousand Dollars ($100,000); and

(ii) a LIBOR Fixed Rate Loan shall be in an amount (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in a rounded number) of not less than One Million Dollars ($1,000,000), increased by increments of One Hundred Thousand Dollars ($100,000) (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in a rounded number).

(e) Interest Periods. Administrative Borrower shall not request that LIBOR Fixed Rate Loans be outstanding for more than five different Interest Periods at the same time.

Section 2.6. Payment on Loans and Other Obligations.

(a) Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b) Payments in Alternate Currency. With respect to any Alternate Currency Loan or any Alternate Currency Letter of Credit, all payments (including prepayments) to any Lender of the principal of or interest on such Alternate Currency Loan or Alternate Currency Letter of Credit shall be made in the same Alternate Currency as the original Loan or Letter of Credit. All such payments shall be remitted by the appropriate Borrower to Agent, at the address of Agent for notices referred to in Section 10.4 hereof (or at such other office or account as designated in writing by Agent to Administrative Borrower), for the account of the Lenders (or the Fronting Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in same day funds. Any such payments received by Agent after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c) Payments in Dollars. With respect to (i) any Loan (other than an Alternate Currency Loan), or (ii) any other payment to Agent and the Lenders that shall not be covered by subsection (b) above, all such payments (including prepayments) to Agent (except with respect to Swing Loans, which may be paid to the Swing Line Lender pursuant to Section 2.3(b) hereof or, with respect to Letters of Credit, certain of which payments shall be paid to the Fronting Lender) of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by any Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (c) shall be remitted to Agent, at the address of Agent for notices referred to in Section 10.4 hereof for the account of the Lenders (or the Fronting Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by Agent after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(d) Payments to Lenders. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender (except with respect to Swing Loans, certain of which payments shall be paid to the Swing Line Lender or, with respect to Letters of Credit, certain of which payments shall be paid to the Fronting Lender) its ratable shares, if any, of the amount of principal, interest, and facility and other fees received by Agent for the account of such Lender. Payments received by Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds. Payments received by Agent in any Alternate Currency shall be delivered to the Lenders in such Alternate Currency in same day funds. Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, LIBOR Fixed Rate Loans, Swing Loans and Letters of Credit, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrowers under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(e) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided, however, that, with respect to a LIBOR Fixed Rate Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.7. Prepayment.

(a) Right to Prepay. Borrowers shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loans), all or any part of the principal amount of the Loans, as designated by Administrative Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment, and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty.

(b) Notice of Prepayment. Administrative Borrower shall give Agent notice of prepayment of a Base Rate Loan or Swing Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made and written notice of the prepayment of any LIBOR Fixed Rate Loan not later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made; provided that, with respect to a repayment of a Swing Loan that is administered through an automated cash management system with the Swing Line Lender, no prepayment notice shall be required.

(c) Minimum Amount. Each prepayment of a LIBOR Fixed Rate Loan shall be in the principal amount of not less than the lesser of One Million Dollars ($1,000,000) or the principal amount of such Loan (or, with respect to an Alternate Currency Loan, the Dollar Equivalent (rounded to a comparable amount) of such amount), except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.

Section 2.8. Facility and Other Fees; Reduction of Commitment.

(a) Facility Fee. US Borrower shall pay to Agent, for the ratable account of the Lenders, as a consideration for the Commitment, a facility fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Facility Fee Rate in effect on the payment date, multiplied by (ii) the average daily Total Commitment Amount in effect during such quarter. The facility fee shall be payable in arrears, on September 30, 2006 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b) Agent Fee. US Borrower shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

Section 2.9. Modifications to Commitment.

(a) Optional Reduction of Commitment. Borrowers may at any time and from time to time permanently reduce in whole or ratably in part the Total Commitment Amount to an amount not less than the then existing Revolving Credit Exposure, by Administrative Borrower giving Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000). Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof. After each such reduction, the facility fees payable hereunder shall be calculated upon the Total Commitment Amount as so reduced. If Borrowers reduce in whole the Total Commitment Amount, on the effective date of such reduction (the appropriate Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest and facility and other fees accrued and unpaid, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Notes, if any, shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Notes to Administrative Borrower. Any partial reduction in the Total Commitment Amount shall be effective during the remainder of the Commitment Period.

(b) Increase in Commitment. At any time during the Commitment Increase Period, Administrative Borrower may request that Agent increase the Total Commitment Amount from the Closing Commitment Amount up to an amount that shall not exceed the Maximum Commitment Amount. Each such increase shall be in increments of at least Ten Million Dollars ($10,000,000), and may be made by either (i) increasing, for one or more Lenders, with their prior written consent, their respective Revolving Credit Commitments, or (ii) including one or more Additional Lenders, each with a new Revolving Credit Commitment, as a party to this Agreement (collectively, the “Additional Commitment”). During the Commitment Increase Period, all of the Lenders agree that Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) Agent shall provide to each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (C) Borrower shall execute and deliver to Agent and the Lenders such replacement or additional Revolving Credit Notes as shall be required by Agent. The Lenders hereby authorize Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders. On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Revolving Loans then outstanding and amounts of principal, interest, facility fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to Section 2.9(a) hereof) without the prior written consent of such Lender. Borrower shall not request any increase in the Commitment pursuant to this Section 2.9(b) if a Default or an Event of Default shall then exist, or immediately after giving effect to any such increase would exist.

Section 2.10. Computation of Interest and Fees. Interest on Loans and facility and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.

Section 2.11. Mandatory Payments.

(a) If, at any time, the Revolving Credit Exposure shall exceed the Total Commitment Amount, US Borrower (and the appropriate Foreign Borrowers) shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Total Commitment Amount. Any prepayment of a LIBOR Fixed Rate Loan pursuant to this Section 2.11 shall be subject to the prepayment fees set forth in Article III hereof.

(b) If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, US Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c) Unless otherwise designated by Borrowers, each prepayment pursuant to Section 2.11(a) hereof shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, and (ii) second, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans (to Eurodollars Loans with the earliest Interest Adjustment Dates first), provided that if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a LIBOR Fixed Rate Loan or Swing Loan pursuant to this Section 2.11 shall be subject to the prepayment penalties set forth in Article III hereof.

Section 2.12. Liability of Borrowers.

(a) Joint and Several Liability. Each Borrower hereby authorizes Administrative Borrower to request Loans hereunder. US Borrower acknowledges and agrees that Agent and the Lenders are entering into this Agreement at the request of US Borrower and with the understanding that US Borrower is and shall remain fully liable, jointly and severally, for payment in full of the Obligations. US Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made or Letter of Credit issued hereunder.

(b) Appointment of Administrative Borrower. Each Borrower hereby irrevocably appoints Administrative Borrower as the borrowing agent and attorney-in-fact for all Borrowers, which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower to (i) provide Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

(c) Maximum Liability of Each Foreign Borrower. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of any Foreign Borrower exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of such Foreign Borrower from other Affiliates of such Foreign Borrower) would not render the rights to payment of Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.

(d) Waivers of Each Borrower. In the event that any obligation of any Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Credit Party or as a hypothecation of property as security therefore, each Borrower represents and warrants that (i) no representation has been made to such Borrower as to the creditworthiness of such other Credit Party, and (ii) such Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition. Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by Agent and the Lenders of any additional security, if any, of another Credit Party for the obligations secured hereby, or the alteration or release in any manner of any security, if any, of another Credit Party now or hereafter held in connection with the Obligations, and consents that Agent, the Lenders and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held. Agent and the Lenders are hereby expressly given the right, at their option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for Agent and the Lenders to proceed upon or against or exhaust any other security or remedy before proceeding to enforce their rights against such Borrower. Each Borrower further subordinates any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Agent and the Lenders by any other Credit Party.

(e) Liability of Foreign Borrowers. Anything herein to the contrary notwithstanding, no Foreign Borrower shall at any time be liable for the Indebtedness of US Borrower under this Agreement.

Section 2.13. Addition of Foreign Borrowers and Foreign Guarantors.

(a) Addition of Foreign Borrower. At the request of Administrative Borrower, a Foreign Subsidiary of US Borrower that shall not then be a Foreign Borrower may become a Foreign Borrower hereunder, provided that all of the following requirements shall have been met to the reasonable satisfaction of Agent: (i) Administrative Borrower shall have provided to Agent a written request that such Foreign Subsidiary be designated as a Foreign Borrower pursuant to the terms of this Agreement, which request shall specify the amount of Revolving Loans and Letters of Credit requested to be made available to such Foreign Subsidiary (the “Requested Availability”); (ii) Agent shall have approved, in its reasonable discretion, the amount of the Requested Availability or otherwise agreed with Administrative Borrower as to the revised amount of availability, and, upon such approval or reaching such agreement, Agent is hereby authorized to record such amount on Schedule 4 hereto as the “Additional Foreign Borrower Maximum Amount” with respect to such Foreign Subsidiary; (iii) such Foreign Subsidiary shall be a Wholly-Owned Subsidiary of US Borrower; (iv) US Borrower and each Domestic Guarantor of Payment shall have guaranteed the obligations of such Foreign Subsidiary under this Agreement pursuant to the terms of a Guaranty of Payment; (v) such Foreign Subsidiary shall have executed a Foreign Borrower Assumption Agreement and Foreign Borrower Revolving Credit Notes (for Lenders requesting Notes); (vi) any material Foreign Affiliate, as determined by Agent in its reasonable discretion, of such Foreign Subsidiary shall become a Foreign Guarantor of Payment with respect to such Foreign Subsidiary, and shall have executed a Guaranty of Payment with respect to the obligations of such Foreign Subsidiary (provided that there shall be no adverse tax consequences or adverse legal impact); and (vii) US Borrower and such Foreign Subsidiary that shall become a Foreign Borrower shall have provided to Agent such corporate governance and authorization documents and an opinion of counsel and any other items as may be deemed necessary or advisable by Agent, all of the foregoing to be in form and substance reasonably satisfactory to Agent.

(b) Addition of Foreign Guarantor of Payment. At the request of Administrative Borrower, a Foreign Subsidiary of US Borrower that shall not then be a Foreign Guarantor of Payment may become a Foreign Guarantor of Payment hereunder, provided that all of the following requirements shall have been met to the satisfaction of Agent: (i) Administrative Borrower shall have provided to Agent a written request that such Foreign Subsidiary be designated as a Foreign Guarantor of Payment pursuant to the terms of this Agreement, which request shall specify the Requested Availability for such Foreign Subsidiary; (ii) Agent shall have approved the amount of the Requested Availability or otherwise agreed with Administrative Borrower as to the revised amount of availability, and, upon such approval or reaching such agreement, Agent is hereby authorized to record such amount on Schedule 4 hereto as the “Additional Foreign Guarantor Maximum Amount” with respect to such Foreign Subsidiary; (iii) such Foreign Subsidiary shall be a Wholly-Owned Subsidiary of US Borrower; (iv) such Foreign Subsidiary shall have executed a Guaranty of Payment with respect to the obligations of one or more Foreign Borrowers as may be required by Agent (provided that there shall be no adverse tax consequences or adverse legal impact); and (v) such Foreign Subsidiary that shall become a Foreign Guarantor of Payment shall have provided to Agent such corporate governance and authorization documents and an opinion of counsel and any other items as may be deemed necessary or advisable by Agent, all of the foregoing to be in form and substance reasonably satisfactory to Agent.

(c) Additional Credit Party Bound by Provisions. Upon satisfaction by Administrative Borrower and any such Foreign Subsidiary of the requirements set forth in subsections (a) and (b) above, Agent shall promptly notify Administrative Borrower and the Lenders, whereupon such Foreign Subsidiary shall be designated a “Foreign Borrower” or “Foreign Guarantor of Payment”, as applicable, pursuant to the terms and conditions of this Agreement, and such Foreign Subsidiary shall become bound by all representations, warranties, covenants, provisions and conditions of this Agreement and each other Loan Document applicable to the Foreign Borrowers or Foreign Guarantors of Payment, as the case may be, as if such Foreign Borrower or Foreign Guarantor had been the original party making such representations, warranties and covenants.

(d) Alternative Structures. Agent, the Lenders and Borrowers agree that if the addition of a Foreign Borrower or Foreign Guarantor of Payment pursuant to this Section would result in a requirement by such Foreign Borrower or Foreign Guarantor of Payment to pay to any Lenders additional amounts pursuant to Section 3.2 hereof, then Agent, the Lenders and Borrowers agree to use reasonable efforts to designate a different lending office or otherwise propose an alternate structure that would avoid the need for, or reduce the amount of, such additional amounts so long as the same would not, in the reasonable judgment of Agent and the Lenders, be otherwise disadvantageous to Agent and the Lenders.

Section 2.14. Intercreditor Agreement Authorization to US Borrower from Other Credit Parties. Each Credit Party hereby authorizes US Borrower to acknowledge, and ratifies US Borrower’s acknowledgment of, the Intercreditor Agreement on its behalf. Each Credit Party represents that it has read the Intercreditor Agreement and understands that the payments to Agent, the Lenders and the Senior Noteholders are subject to the Intercreditor Agreement.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO
LIBOR FIXED RATE LOANS; INCREASED CAPITAL; TAXES

Section 3.1. Requirements of Law.

(a) If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any LIBOR Fixed Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the Alternate Currency Rate; or

(C) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining LIBOR Fixed Rate Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, US Borrower (and any Foreign Borrower to which such Loan was made) shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Administrative Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Administrative Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount), US Borrower (and any Foreign Borrower to which such Loan was made) shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Administrative Borrower (with a copy to Agent) shall be conclusive absent manifest error. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of Borrowers pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Notwithstanding the foregoing, no Lender shall be entitled to any indemnification or reimbursement pursuant to this Section 3.1 or Section 3.2 hereof to the extent such Lender has not made demand therefore (as set forth above) within one hundred eighty (180) days (or two years with respect to any indemnification or reimbursement pursuant to Section 3.2) after the occurrence of the event giving rise to such entitlement or, if later, such Lender having knowledge of such event.

Section 3.2. Taxes.

(a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, Administrative Borrower shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Agent or such Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Agent the required receipts or other required documentary evidence, US Borrower and such Credit Party shall indemnify Agent and the appropriate Lenders on demand for any incremental taxes, interest or penalties that may become payable by Agent or such Lender as a result of any such failure.

(c) Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to Administrative Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Administrative Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Administrative Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (c), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (c) that such Non-U.S. Lender is not legally able to deliver.

(d) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

Section 3.3. Funding Losses. US Borrower (and the appropriate Foreign Borrower) agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of LIBOR Fixed Rate Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from LIBOR Fixed Rate Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a LIBOR Fixed Rate Loan on a day that is not the last day of an Interest Period applicable thereto, (d) the making of a prepayment of a Swing Loan on a day that is not the Swing Loan Maturity Date applicable thereto, or (e) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) or the applicable Swing Loan Maturity Date in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Administrative Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error. The obligations of Borrowers pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Eurodollar Rate or Alternate Currency Rate Lending Unlawful; Inability to Determine Rate.

(a) If any Lender shall determine (which determination shall, upon notice thereof to Administrative Borrower and Agent, be conclusive and binding on Borrowers) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a LIBOR Fixed Rate Loan, the obligations of such Lender to make, continue or convert any such LIBOR Fixed Rate Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Fixed Rate Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b) If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan, or that the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Administrative Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such LIBOR Fixed Rate Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such LIBOR Fixed Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.5. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan or Alternate Currency Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate or Alternate Currency Rate, as applicable, for such Interest Period.

Section 3.6. Replacement of Lenders. Borrowers shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a LIBOR Fixed Rate Loan pursuant to Section 3.4 hereof; provided that (a) such replacement does not conflict with any Requirement of Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) Borrowers shall be liable to such replaced Lender under Section 3.3 hereof if any Alternate Currency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Agent, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.10 hereof (provided that Borrowers (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, Borrowers shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b) Administrative Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Administrative Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrowers as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2. Conditions to the First Credit Event. Borrowers shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in the first Credit Event is subject to US Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a) Notes as Requested. US Borrower shall have executed and delivered to (i) each Lender requesting a US Borrower Revolving Credit Note, such Lender’s US Borrower Revolving Credit Note, (ii) each Lender requesting a Foreign Borrower Revolving Credit Note, such Lender’s Foreign Borrower Revolving Credit Note, and (iii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

(b) Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to Agent a Guaranty of Payment, in form and substance satisfactory to Agent and the Lenders.

(c) Pledge Agreements. US Borrower shall have executed and delivered to Collateral Agent the Pledge Agreement, in form and substance satisfactory to Agent, together with all stock certificates evidencing any of the Pledged Securities (and accompanying stock transfer powers) and all promissory notes evidencing any of the Pledged Foreign Intercompany Notes (and accompanying allonges).

(d) Officer’s Certificate, Resolutions, Organizational Documents. Each Credit Party shall have delivered to Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

(e) Good Standing and Full Force and Effect Certificates. US Borrower shall have delivered to Agent a good standing certificate or full force and effect certificate, as the case may be, for each Credit Party, issued within ten days prior to the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.

(f) Legal Opinion. US Borrower shall have delivered to Agent (i) an opinion of counsel for each Credit Party, in form and substance satisfactory to Agent and the Lenders, and (ii) an opinion of counsel regarding the perfection of the security interests of Collateral Agent in the Pledged Securities, in form and substance satisfactory to Agent and the Lenders.

(g) Agent Fee Letter, Closing Fee Letter and Other Fees. US Borrower shall have (i) executed and delivered to Agent, the Agent Fee Letter and paid to Agent, for its sole account, the fees stated therein, (ii) executed and delivered to Agent, the Closing Fee Letter and paid to Agent, for the benefit of the Lenders, the fees stated therein, and (iii) paid all reasonable legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

(h) Lien Searches. With respect to the property owned or leased by each Borrower and Guarantor of Payment, US Borrower shall have caused to be delivered to Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(i) Termination of Existing Credit Agreement and Foreign Collateral and Release of Guaranties. Borrowers shall have terminated (i) the Credit Agreement by and among US Borrower, certain Subsidiaries, AmSouth Bank, and certain financial institutions party thereto, dated as of May 1, 2003, as amended, which termination shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and termination of the commitments established therein, and (ii) any and all security interests held by the Senior Noteholders in any assets of the Companies (other than any security interests held by the Collateral Agent, for the benefit of the Lenders and the Senior Noteholders), and released any guaranties by a Foreign Subsidiary for the benefit of the Senior Noteholders.

(j) Closing Certificate. US Borrower shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

(k) Long-Term Debt Instruments. US Borrower shall have provided Agent copies of the Senior Notes Documents, and any other long-term debt instrument to which any Company is a party, certified by a Financial Officer as true and complete.

(l) Letter of Direction. The appropriate Borrowers shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions setting forth the locations to which such funds shall be sent.

(m) No Material Adverse Change. No material adverse change, in the opinion of Agent, shall have occurred in the financial condition, operations or prospects of the Companies since December 31, 2005.

(n) Miscellaneous. Borrowers shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.

ARTICLE V. COVENANTS

Section 5.1. Insurance. Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by Persons similarly situated; and (b) within ten days of any Lender’s written request, furnish to such Lender such information about such Company’s insurance as that Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Lender and certified by a Financial Officer of such Company.

Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) in the case of US Borrower, all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3. Financial Statements and Information.

(a) Quarterly Financials. Administrative Borrower shall deliver to Agent and the Lenders, within fifty (50) days after the end of each of the first three quarter-annual periods of each fiscal year of US Borrower, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by a Financial Officer of Administrative Borrower. Borrower shall be deemed to be in compliance with its delivery obligations pursuant to this Section 5.3(a) with respect to any material or information set forth in this Section 5.3(a) to the extent such material or information is publicly filed via the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System (EDGAR) or any public electronic filing system successor thereto.

(b) Annual Audit Report. Administrative Borrower shall deliver to Agent and the Lenders, within ninety-five (95) days after the end of each fiscal year of US Borrower, an annual audit report of the Companies for that year prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by an independent public accountant satisfactory to Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period. Borrower shall be deemed to be in compliance with its delivery obligations pursuant to this Section 5.3(b) with respect to any material or information set forth in this Section 5.3(b) to the extent such material or information is publicly filed via the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System (EDGAR) or any public electronic filing system successor thereto.

(c) Compliance Certificate. Administrative Borrower shall deliver to Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d) Management Report. Administrative Borrower shall deliver to Agent and the Lenders, concurrently with the delivery of the quarterly and annual financial statements set forth in subsection (b) above, a copy of any management report, letter or similar writing furnished to the Companies by the accountants in respect of the Companies’ systems, operations, financial condition or properties.

(e) Shareholder and SEC Documents. Administrative Borrower shall deliver to Agent and the Lenders, as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by US Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by US Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of US Borrower’s securities.

(f) Financial Information of Companies. Administrative Borrower shall deliver to Agent and the Lenders, within ten days of the written request of Agent or any Lender, such other information about the financial condition, properties and operations of any Company as Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to Agent or such Lender and certified by a Financial Officer of the Company or Companies in question.

Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon reasonable notice to such Company) permit Agent or any Lender, or any representative of Agent or such Lender, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5. Franchises; Change in Business.

(a) Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

(b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6. ERISA Pension and Benefit Plan Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrowers shall furnish to the Lenders (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrowers shall promptly notify the Lenders of any material taxes assessed, proposed to be assessed or that Borrowers have reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrowers shall, at the request of Agent, deliver or cause to be delivered to Agent, true and correct copies of any documents relating to the ERISA Plan of any Company.

Section 5.7. Financial Covenants.

(a) Leverage Ratio. US Borrower shall not suffer or permit at any time the Leverage Ratio to exceed 2.50 to 1.00.

(b) Capitalization Ratio. US Borrower shall not suffer or permit at any time the Capitalization Ratio to exceed 0.55 to 1.00.

(c) Interest Coverage Ratio. US Borrower shall not suffer or permit at any time the Interest Coverage Ratio to be less than 3.00 to 1.00.

(d) Capital Expenditures. The Companies shall not invest in Consolidated Capital Expenditures, for any fiscal year of US Borrower, more than an aggregate amount equal to one hundred fifty percent (150%) of the Consolidated Depreciation Charges for the immediately previous fiscal year of US Borrower.

Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a) the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

(b) any loans granted to or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Four Million Dollars ($4,000,000) at any time outstanding;

(c) the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

(d) loans to a Company from a Company so long as each such Company is a Credit Party;

(e) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(f) Permitted Foreign Subsidiary Loans and Investments;

(g) other unsecured Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Ten Million Dollars ($10,000,000) at any time outstanding;

(h) unsecured Subordinated Indebtedness that is subordinated to the Secured Obligations (and any obligations under the Senior Notes Documents) and subject to a Subordination Agreement that includes terms no less favorable to Agent and the Lenders than those set forth on Exhibit H hereto, provided that the documentation of such provisions are in form satisfactory to Agent;

(i) Indebtedness incurred in connection with the financing of insurance premiums, in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time outstanding;

(j) Indebtedness of the Companies in the form of additional Senior Notes, in an aggregate amount not to exceed Fifty Million Dollars ($50,000,000) during the Commitment Period, provided that the holders of such Senior Notes shall enter into the Intercreditor Agreement or another “intercreditor agreement”, in the form and substance of the Intercreditor Agreement, with the parties to the Intercreditor Agreement;

(k) contingent obligations consisting of guarantees executed by any Company with respect to Indebtedness of a Domestic Guarantor of Payment otherwise permitted by this Agreement; and

(l) the following that do not constitute Indebtedness, but that are listed for purposes of clarification, contingent obligations consisting of the indemnification by any Company of (i) the officers, directors, employees and agents of the Companies, to the extent permissible under the corporation law of the jurisdiction in which such Company is organized, (ii) commercial banks, investment bankers and other independent consultants or professional advisors pursuant to agreements relating to the underwriting of the Companies’ securities or the rendering of banking or professional services to the Companies, (iii) landlords, licensors, licensees and other parties pursuant to agreements entered into in the ordinary course of business by the Companies, and (iv) other Persons under agreements relating to Acquisitions permitted under Section 5.13 hereof; provided that each of the foregoing is only permitted to the extent that such indemnity obligation is not incurred in connection with the borrowing of money or the extension of credit.

Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Credit Party;

(d) purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

(e) any Lien of (i) Agent, for the benefit of the Lenders, or (ii) Collateral Agent, for the benefit of the Lenders and the Senior Noteholders;

(f) the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased;

(g) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(h) pledges or deposits in connection with workers’ compensation insurance, unemployment insurance and like matters;

(i) Liens in respect of any writ of execution, attachment, garnishment, judgment or judicial award, if (i) the time for appeal or petition for rehearing has not expired, an appeal or appropriate proceeding for review is being prosecuted in good faith and a stay of execution pending such appeal or proceeding for review has been secured, or (ii) the underlying claim is fully covered by insurance issued by an insurer satisfactory to Agent, the insurer has acknowledged in writing its responsibility to pay such claim and no action has been taken to enforce such execution, attachment, garnishment, judgment or award; or

(j) other non-consensual Liens not securing Indebtedness, (i) the amount of which does not exceed One Million Dollars ($1,000,000) in the aggregate, and (ii) the existence of which will not have a Material Adverse Effect; provided that any Lien permitted by this subpart (j) is permitted only for so long as is reasonably necessary for the affected Borrower or the affected Subsidiary, using its best efforts, to remove or eliminate such Lien and, provided further that, any Lien not otherwise permitted by this subpart shall be permitted so long as such Borrower or the affected Subsidiary shall within thirty (30) days after the filing thereof either (A) cause such Lien to be discharged, or (B) post with Agent a bond or other security in form and amount satisfactory to Agent in all respects and shall thereafter diligently pursue its discharge.

No Company shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii) any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank (having capital resources in excess of One Hundred Million Dollars ($100,000,000)) of the Federal Reserve System;

(iii) any investment in commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody’s or Standard & Poor’s;

(iv) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of, and any investment in, any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

(v) any Permitted Investments or Permitted Foreign Subsidiary Loans and Investments, so long as no Default or Event of Default shall exist prior to or after giving effect to such loan or investments;

(vi) loans to, investments by and guaranties of the Indebtedness of, a Company from or by a Company, so long as each such Company is a Credit Party;

(vii) any advance or loan to an officer or employee of a Company as an advance on commissions, travel, relocation and other similar items in the ordinary course of business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of One Million Dollars ($1,000,000) at any time outstanding;

(viii) the holding of any stock that has been acquired pursuant to an Acquisition permitted by Section 5.13 hereof; or

(ix) the creation of a Subsidiary for the purpose of making an Acquisition permitted by Section 5.13 hereof or the holding of any Subsidiary as a result of an Acquisition made pursuant to Section 5.13 hereof, so long as, in each case, if required pursuant to Section 2.13 or 5.20 hereof, such Subsidiary becomes a Guarantor of Payment promptly following such Acquisition.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.

Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) a Domestic Subsidiary may merge with (i) US Borrower (provided that such US Borrower shall be the continuing or surviving Person), or (ii) any one or more Domestic Guarantors of Payment;

(b) a Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) US Borrower or (ii) any Domestic Guarantor of Payment;

(c) a Company may sell, lease, transfer or otherwise dispose of any assets, so long as (i) the aggregate amount of all such dispositions, for all Companies, shall not exceed Five Million Dollars ($5,000,000) per fiscal year of Borrower, and (ii) if such sale, lease, transfer or disposal of assets is greater than One Million Dollars ($1,000,000), then US Borrower shall have provided to Agent and the Lenders, at least ten (10) days prior to such sale, lease, transfer or disposal of assets, a certificate of a Financial Officer of US Borrower showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed sale, lease, transfer or disposal of assets;

(d) a Domestic Subsidiary (other than a Credit Party) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Domestic Subsidiary;

(e) a Foreign Subsidiary (that is a Credit Party) may merge or amalgamate with another Foreign Subsidiary (that is a Credit Party) or US Borrower or a Domestic Guarantor of Payment, provided that such US Borrower or Domestic Guarantor of Payment shall be the continuing or surviving Person;

(f) a Foreign Subsidiary (other than a Credit Party) may merge or amalgamate with (i) a Credit Party provided that a Credit Party shall be the continuing or surviving Person, or (ii) another Foreign Subsidiary;

(g) a Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to any Credit Party;

(h) a Foreign Subsidiary (other than a Credit Party) may sell, lease, transfer or otherwise dispose of any of its assets to any other Foreign Subsidiary;

(i) any Company may sell, transfer or otherwise dispose of fixed assets in the ordinary course of business for the purpose of replacing such fixed assets, provided that any such fixed assets are replaced within one hundred eighty (180) days of such sale or other disposition with other fixed assets which have a fair market value not materially less than the fair market value of the fixed assets sold or otherwise disposed; and

(j) Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.

Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided, however, that a Credit Party may effect an Acquisition so long as:

(a) in the case of a merger, amalgamation or other combination including a Borrower, such Borrower shall be the surviving entity;

(b) in the case of a merger, amalgamation or other combination including a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;

(c) the business to be acquired shall be similar to the lines of business of the Companies;

(d) the Companies shall be in full compliance with the Loan Documents both prior to and subsequent to the transaction;

(e) no Default or Event of Default shall exist prior to or after giving effect to such Acquisition;

(f)  such Acquisition shall not be actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired;

(g) if the aggregate Consideration for such Acquisition is (i) equal to or greater than One Million Dollars ($1,000,000), US Borrower shall have provided to Agent and the Lenders, at least ten (10) days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of US Borrower showing compliance with Section 5.7 hereof, both before and after giving Pro Forma Effect to the proposed Acquisition, and (ii) less than One Million Dollars ($1,000,000), US Borrower shall have provided to Agent and the Lenders, within five days after such Acquisition, a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of US Borrower showing pro forma compliance with Section 5.7 hereof; and

(h) the aggregate amount of Consideration for all Acquisitions (other than any Pre-Approved Acquisition) for all Companies, during any fiscal year of US Borrower, would not exceed Ten Million Dollars ($10,000,000).

Section 5.14. Notice.

(a) Each Borrower shall cause a Financial Officer of such Borrower to promptly notify Agent and the Lenders, in writing, whenever a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

(b) Borrowers shall provide written notice to Agent and the Lenders contemporaneously with any notice provided to the trustee or the holders of the Senior Notes.

Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that:

(a) so long as no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, US Borrower may pay or commit itself to pay, in cash to shareholders of US Borrower, during any fiscal year of US Borrower, Capital Distributions in an aggregate amount not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000); and

(b) so long as no Default or Event of Default shall then exist or will exist after giving effect to such repurchase, US Borrower may repurchase capital stock of US Borrower.

Section 5.16. Environmental Compliance. Each Company shall comply in all respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrowers shall furnish to the Lenders, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. US Borrower (and any Foreign Borrower, as applicable) shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.17. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a non-Affiliate.

Section 5.18. Use of Proceeds. Borrowers’ use of the proceeds of the Loans shall be solely for working capital and other general corporate purposes of the Companies and for the refinancing of existing Indebtedness.

Section 5.19. Corporate Names. No Company shall change its corporate name or its state, province or other jurisdiction of organization, unless, in each case, Administrative Borrower shall have provided Agent and the Lenders with at least thirty (30) days prior written notice thereof.

Section 5.20. Subsidiary Guaranties and Pledge of Stock or Other Ownership Interest.

(a) Guaranties. Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall immediately execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment of all of the Obligations, such agreement to be in form and substance acceptable to Agent, along with any such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent.

(b) Pledge of Stock or Other Ownership Interest. With respect to the creation or acquisition of a first-tier Foreign Subsidiary of US Borrower or a Domestic Subsidiary, the appropriate Credit Party shall execute a Pledge Agreement and, in connection therewith, pledge all of its ownership interests in such first-tier Foreign Subsidiary to the Collateral Agent, for the benefit of the Lenders, as security for the Secured Obligations; provided, however, that (i) no Company shall be required to pledge more than sixty-five percent (65%) of the voting outstanding shares or other voting ownership interest of any Foreign Subsidiary, and (ii) such pledge shall be legally available and shall not result in materially adverse tax consequences on such Credit Party. Administrative Borrower shall deliver to Collateral Agent the share certificates (or other evidence of equity) evidencing any of the Pledged Securities if such Pledged Securities are certificated or so evidenced. Notwithstanding anything in this subsection (b) to the contrary, the Companies shall pledge, for the benefit of the Lenders, any shares or other ownership interests that collateralize the Senior Notes on the Closing Date and thereafter.

(c) Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged for the benefit of the Lenders, on or after the Closing Date, Agent shall at all times, in the discretion of Agent or the Required Lenders, have the right to require the perfection, at Borrowers’ cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), of the security interest in such shares in the respective foreign jurisdiction.

(d) Pledged Foreign Intercompany Notes. With respect to the creation or acquisition by US Borrower or a Domestic Subsidiary of a Pledged Foreign Intercompany Note, the appropriate Credit Party shall pledge to the Collateral Agent, for the benefit of the Lenders, as security for the Secured Obligations, such Pledged Foreign Intercompany Note. Administrative Borrower shall deliver to Collateral Agent such Pledged Foreign Intercompany Note and an accompanying allonge.

Section 5.21. Restrictive Agreements. Except as set forth in this Agreement, Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to any Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to any Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to any Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.22. Other Covenants. In the event that any Company shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the covenants and agreements contained therein shall be more restrictive than the covenants and agreements set forth herein, then the Companies shall be bound hereunder by such more restrictive covenants and agreements with the same force and effect as if such covenants and agreements were written herein.

Section 5.23. Guaranty Under Material Indebtedness Agreement. No Company shall be or become a Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.24. Pari Passu Ranking. The Obligations shall, and Borrowers shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with the Senior Notes and all other material senior Indebtedness of each Borrower.

Section 5.25. Senior Notes Documents. Borrowers shall not, without the prior written consent of Agent and the Required Lenders, amend, restate, supplement or otherwise modify the Senior Notes Documents to (a) increase the principal amount outstanding thereunder, unless the amount of such increase shall be permitted pursuant to Section 5.8 hereof, (b) change the date of any scheduled principal or interest payment to a date prior to the eighth anniversary of the date of issuance (for clarification purposes, any optional prepayment of the Senior Notes shall not constitute a change of date pursuant to this subpart (b)), (c) otherwise modify any provision such that a Default or Event of Default will exist, or (d) grant or permit to exist, on the occurrence of a condition or otherwise, any Lien or other security in favor of the trustee for or the holders of the Senior Notes (other than Liens in favor of the Collateral Agent for the benefit of the Lenders and the Senior Noteholders). Borrowers shall not, without the prior written consent of Agent and the Required Lenders, permit to exist, on the occurrence of the condition or otherwise, any Lien or other security in favor of the trustee for or the holders of the Senior Notes other than any Lien granted to the Collateral Agent under the Pledge Agreement.

Section 5.26. Amendment of Organizational Documents. No Company shall amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or otherwise amend its Organizational Documents in any material respect, without the prior written consent of Agent which consent shall not be unreasonably withheld.

Section 5.27. Further Assurances. Borrowers shall, promptly upon request by Agent, or any Lender through Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Agent, or any Lender through Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Each Foreign Subsidiary is validly existing under the laws of its jurisdiction of organization.  Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of a Borrower (and whether such Subsidiary is a Dormant Subsidiary), its state of formation, its relationship to Borrower, including the percentage of each class of stock or membership interests owned by a Company or the percentage of stock of each Borrower owned by it, each Person that owns the stock or other equity interest of each Company, the location of its chief executive office and its principal place of business. Each Borrower owns all of the equity interests of each of its Subsidiaries (excluding directors’ qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).

Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement.

Section 6.3. Compliance with Laws and Contracts. Each Company:

(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

(b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

(d) has ensured that no Person who owns a controlling interest in or otherwise controls a Company is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;

(e) is in material compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations; and

(f) is in compliance, in all material respects, with the Patriot Act.

Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any Governmental Authority, arbitration board or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, that, as to (a) through (c) above, if violated or determined adversely, would have a Material Adverse Effect.

Section 6.5. Title to Assets. Each Company has good title to and ownership of all material property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Companies own the real property listed on Schedule 6.5 hereto.

Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind. No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.7. Tax Returns. All federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8. Environmental Laws. Each Company is in compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in material violation of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9. Continued Business. There exists no actual, pending, or, to each Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.10. Employee Benefits Plans. Schedule 6.10 hereto identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), subject to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

Section 6.11. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.12. Solvency. Each Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Borrower has incurred to Agent and the Lenders. No Borrower is insolvent as defined in any applicable state, federal or relevant foreign statute, nor will any Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. No Borrower is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. No Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.13. Financial Statements. The Consolidated financial statements of US Borrower for the fiscal year ended December 31, 2005 and the unaudited Consolidated financial statements of Borrowers for the fiscal quarter ended March 31, 2006, furnished to Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements of US Borrower and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section 6.14. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.15. Material Agreements. Except as disclosed on Schedule 6.15 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Securities Exchange Act of 1934, as amended) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.16. Intellectual Property. Each Company owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others.

Section 6.17. Insurance. Each Company maintains with financially sound and reputable insurers (or is self-insured) insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.

Section 6.18. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrowers, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.19. Senior Notes Documents. No “default” or “event of default” (as defined in any Senior Notes Document), or event with which the passage of time or the giving of notice, or both, would cause a default or event of default exists, nor will exist immediately after the granting of any Loan or the issuance of any Letter of Credit under this Agreement.

Section 6.20. Investment Company. No Company is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.21. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 7.1. Payments. If (a) the interest on any Loan or any facility or other fee shall not be paid in full when due and payable or within five Business Days thereafter, or (b) the principal of any Loan or any obligation under any Letter of Credit shall not be paid in full when due and payable.

Section 7.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.20, 5.22, 5.23, 5.24 or 5.25 hereof.

Section 7.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Administrative Borrower by Agent or the Required Lenders that the specified Default is to be remedied.

Section 7.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to Agent or the Lenders, or any thereof, or any other holder of any Note, shall be false or erroneous.

Section 7.5. Cross Default.

(a) If any Company shall default in the payment of any amount due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity; or

(b) If an “event of default”, a “default” or an event with which the passage of time or the giving of notice, or both, would cause a default or event of default (other than defaults that have been cured within applicable grace periods or have otherwise been waived) shall occur under the Senior Notes Documents.

Section 7.6. ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.

Section 7.7. Change in Control. If any Change in Control shall occur.

Section 7.8. Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired provided that the aggregate of all such judgments, for all such Companies, shall exceed One Million Dollars ($1,000,000).

Section 7.9. Material Adverse Change. There shall have occurred any condition or event that Agent or the Required Lenders determine has or is reasonably likely to have a Material Adverse Effect.

Section 7.10. Validity of Loan Documents. (a) The validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (b) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (c) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.

Section 7.11. Solvency.

(a) If any Company (other than a Dormant Subsidiary or a Borrower) that has aggregate assets (including assets of its Subsidiaries) of less than Five Million Dollars ($5,000,000) shall (i) except as permitted pursuant to Section 5.12 hereof, discontinue business, (ii) generally not pay its debts as such debts become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets or of such Company, (v) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (vi) file a voluntary petition in bankruptcy, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case, or file a petition or an answer or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, (vii) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company, (viii) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company, (ix) take, or omit to take, any action in order thereby to effect any of the foregoing have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities), or (x) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

(b) If a Borrower or any Company with aggregate assets (including assets of its Subsidiaries) of Five Million Dollars ($5,000,000) or more shall (i) except as permitted pursuant to Section 5.12 hereof, discontinue business, (ii) generally not pay its debts as such debts become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets or of such Company, (v) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (vi) file a voluntary petition in bankruptcy, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case, or file a petition or an answer or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, (vii) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company, (viii) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company, (ix) take, or omit to take, any action in order thereby to effect any of the foregoing have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities), or (x) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE VIII. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 8.1. Optional Defaults. If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 or 7.11(a) hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to Administrative Borrower to:

(a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Fronting Lender to issue any Letter of Credit, immediately shall be terminated; and/or

(b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.

Section 8.2. Automatic Defaults. If any Event of Default referred to in Section 7.11(b) hereof shall occur:

(a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lender be obligated to issue any Letter of Credit; and

(b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.

Section 8.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, US Borrower (and any appropriate Foreign Borrower) shall immediately deposit with Agent, as security for the obligations of the appropriate Borrowers and Guarantors of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of US Borrower or any Domestic Guarantor of Payment (and any appropriate Foreign Borrower or Foreign Guarantor of Payment), as security for the obligations of the appropriate Borrower and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit.

Section 8.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 7.11(b) hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by a Borrower or Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Sections 2.2(b), 2.2(c) or 8.4 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of such Borrower or Guarantor of Payment, all without notice to or demand upon such Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower.

Section 8.5. Equalization Provision. Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of any Borrower on any Indebtedness owing by any Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by such Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.5 or any other Section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 8.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 8.6. Other Remedies. The remedies in this Article VIII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

ARTICLE IX. THE AGENT AND THE COLLATERAL AGENT

The Lenders authorize KeyBank National Association and KeyBank National Association hereby agrees to act as agent for the Lenders in respect of this Agreement, and as the Collateral Agent in respect of the Pledge Agreement, upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent (and the Collateral Agent with respect to the Pledge Agreement) to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto, including, without limitation, to execute Additional Foreign Borrower Assumption Agreements on behalf of the Lenders and to execute and deliver the Intercreditor Agreement on behalf of the Lenders. None of Agent, Collateral Agent nor any of their respective affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrowers or any other Company, or the financial condition of Borrowers or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Each Lender, by becoming a party to this Agreement, agrees to be bound by and subject to the terms and conditions of the Intercreditor Agreement as if it were an original party thereto. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, neither Agent nor the Collateral Agent shall have any duty or responsibility except those expressly set forth herein, nor shall Agent or Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent or Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.2. Note Holders. Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.

Section 9.3. Consultation With Counsel. Agent and Collateral Agent may consult with legal counsel selected by them and shall not be liable for any action taken or suffered in good faith by Agent or Collateral Agent in accordance with the opinion of such counsel.

Section 9.4. Documents. Neither Agent nor Collateral Agent shall be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent and Collateral Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.5. Agent and Affiliates. KeyBank National Association (“KeyBank”) and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not Agent, and the terms “Lender” and “Lenders” include KeyBank and its affiliates, to the extent applicable, in their individual capacities.

Section 9.6. Knowledge of Default. It is expressly understood and agreed that Agent and Collateral Agent shall be entitled to assume that no Default or Event of Default has occurred, unless Agent has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by a Borrower pursuant to Section 5.14 hereof.

Section 9.7. Action by Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Neither Agent nor Collateral Agent shall incur any liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent or Collateral Agent as a result of Agent’s or Collateral Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 9.8. Release of Guarantor of Payment or Pledge of Stock. In the event of a merger, sale of assets or other transaction permitted pursuant to Section 5.12 hereof and so long as there is no Default or Event of Default existing, Agent and Collateral Agent, at the request and expense of US Borrower, is hereby authorized by the Lenders to release, in connection therewith, one or more Guarantors of Payment or pledge of stock or Pledged Foreign Intercompany Notes, as appropriate, upon the written request of US Borrower.

Section 9.9. Notice of Default. In the event that Agent shall (a) have been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing, or (b) have actual knowledge of a Default or Event of Default due to the default in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and Agent shall inform the other Lenders in writing of the action taken. Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Obligations.

Section 9.10. Delegation of Duties. Agent and Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither Agent nor Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

Section 9.11. Indemnification of Agent and Collateral Agent . The Lenders agree to indemnify Agent and Collateral Agent (to the extent not reimbursed by Borrowers) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or Collateral Agent, in their respective capacities as agent and collateral agent, in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from the gross negligence or willful misconduct of Agent or Collateral Agent, as applicable, as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent or Collateral Agent in any capacity other than as agent or collateral agent, as applicable, under this Agreement, the Intercreditor Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.11. The undertaking in this Section 9.11 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent and the collateral agent.

Section 9.12. Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Administrative Borrower and the Lenders. If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Administrative Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. The foregoing provisions of and procedures set forth in this Section 9.12 also apply to Collateral Agent.

Section 9.13. Fronting Lender. The Fronting Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by the Fronting Lender and the documents associated therewith. The Fronting Lender shall have all of the benefits and immunities (a) provided to Agent in Article IX hereof with respect to any acts taken or omissions suffered by the Fronting Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in Article IX hereof, included the Fronting Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Fronting Lender.

Section 9.14. Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X. MISCELLANEOUS

Section 10.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents, including, but not limited to, the Intercreditor Agreement.

Section 10.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

Section 10.3. Amendments, Waivers and Consents.

(a) General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Exceptions to the General Rule. Anything herein to the contrary notwithstanding, unanimous consent of the Lenders shall be required with respect to (i) any increase in the Commitment hereunder (except as specified in Section 2.9(b) hereof), (ii) the extension of maturity of the Loans, the payment date of interest or scheduled principal thereunder, or the payment date of facility or other fees payable hereunder, (iii) any reduction in the rate of interest on the Loans (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate pursuant to this Section 10.3), or in any amount of interest or scheduled principal due on any Loan, or the payment of facility or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrowers to the Lenders hereunder, (iv) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (v) the release of any Borrower or Guarantor of Payment, except as specifically permitted hereunder, securing the Obligations, or (vi) any amendment to this Section 10.3 or Section 8.5 hereof. Furthermore, anything herein to the contrary notwithstanding, (A) no provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent; (B) no provision of this Agreement relating to the rights or duties of the Fronting Lender in its capacity as such shall be amended, modified or waived without the consent of the Fronting Lender; and (C) no provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

(c) Generally. Notice of amendments or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders. Each Lender or other holder of a Note (or interest in any Loan) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 10.3, regardless of its failure to agree thereto.

Section 10.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when hand delivered, delivered by overnight courier or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by electronic mail or facsimile, in each case with telephonic confirmation of receipt (if received during a Business Day, otherwise the following Business Day), except that notices from a Borrower to Agent or the Lenders pursuant to any of the provisions hereof shall not be effective until received by Agent or the Lenders, as the case may be. For purposes of Article II hereof, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an Authorized Officer, and US Borrower (and each appropriate Foreign Borrower) shall hold Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 10.5. Costs, Expenses and Taxes. US Borrower agrees to pay on demand all costs and expenses of Agent, including but not limited to (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to reasonable attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. US Borrower, and any appropriate Foreign Borrower, also agrees to pay on demand all costs and expenses of Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing. In addition, US Borrower and any appropriate Foreign Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees, other than those liabilities resulting from the gross negligence or willful misconduct of Agent, or, with respect to amounts owing to a Lender, such Lender, in each case as determined by a court of competent jurisdiction. All obligations provided for in this Section 10.5 shall survive any termination of this Agreement.

Section 10.6. Indemnification. US Borrower, and each Foreign Borrower to the extent relating to the Loans and other credit extensions to such Foreign Borrower, agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section 10.6 for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

Section 10.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between Borrowers and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtors and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 10.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.9. Binding Effect; Borrowers’ Assignment. This Agreement shall become effective when it shall have been executed by each Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Borrower, Agent and each of the Lenders and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 10.10. Lender Assignments.

(a) Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b) or (c) or 8.5 hereof.

(b) Prior Consent. No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Administrative Borrower and Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of Administrative Borrower and Agent shall not be unreasonably withheld; provided, however, that (i) the consent of Administrative Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist and (ii) Administrative Borrower shall be deemed to have granted its consent unless Administrative Borrower has expressly objected to such assignment within five Business Days of receipt of written notice thereof. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c) Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Three Million Five Hundred Thousand Dollars ($3,500,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.

(d) Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e) Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Administrative Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f) Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrowers) either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrowers) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrowers) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g) Deliveries by Borrowers. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Administrative Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrowers in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to Administrative Borrower marked “replaced”.

(h) Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i) Agent to Maintain Register. Agent shall maintain at the address for notices referred to in Section 10.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 10.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

(a) any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d) such Participant shall be bound by the provisions of Section 8.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e) no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i) increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii) reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the facility fee, without the written consent of each Participant affected thereby.

Borrowers agree that any Lender that sells participations pursuant to this Section 10.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided, however, that the obligations of Borrowers shall not increase as a result of such transfer and Borrowers shall have no obligation to any Participant.

Section 10.12. Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Administrative Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent or a Lender in order to assist Agent or such Lender in maintaining compliance with the Patriot Act.

Section 10.13. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.14. Investment Purpose. Each of the Lenders represents and warrants to Borrowers that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 10.15. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.16. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.17. Currency.

(a) Currency Equivalent Generally. For the purposes of making valuations or computations under this Agreement (but not for the purposes of the preparation of any financial statements delivered pursuant hereto), unless expressly provided otherwise, where a reference is made to a dollar amount the amount is to be considered as the amount in Dollars and, therefor, each other currency shall be converted into the Dollar Equivalent.

(b) Judgment Currency. If Agent, on behalf of the Lenders, obtains a judgment or judgments against any Credit Party in an Alternate Currency, the obligations of such Credit Party in respect of any sum adjudged to be due to Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) shall be discharged only to the extent that, on the next Business Day following receipt by Agent of the Judgment Amount in such Alternate Currency, Agent, in accordance with normal banking procedures, purchases Dollars with the Judgment Amount in such Alternate Currency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount that has accrued as a result of the failure of such Credit Party to pay the sum originally due hereunder or under the Notes when it was originally due and owing to Agent or the Lenders hereunder or under the Notes) was originally due and owing to Agent or the Lenders hereunder or under the Notes (the “Original Due Date”) (the “Loss”), such Credit Party agrees as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, Agent or such Lender agrees to remit such excess to such Credit Party.

Section 10.18. Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement, each of the Notes and any Related Writing (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary) shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrowers, Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflicts of laws.

(b) Submission to Jurisdiction. Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary), and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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Section 10.19. JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

Address: 2000 Waters Edge Drive Drive Building C, Suite 12 Johnson City, Tennessee 37604 Attention: James H. Dorton
NN, INC.

By:  /s/ James H. Dorton
Name:  James H. Dorton
Title:  Vice President - Corporate
Development and Chief Financial Officer

By:  /s/ William C. Kelly, Jr.
Name:  William C. Kelly, Jr.
Title:  Vice President, Secretary and Chief
Administrative Officer

Signature Page
1of 4 of the Credit Agreement

JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Address: 127 Public Square Cleveland, Ohio 44114-1306 Attention: Institutional Banking	KEYBANK NATIONAL ASSOCIATION, as Agent and as a Lender By:/s/ Suzannah Harris Name: Suzannah Harris Title:Vice President

Signature Page
2 of 4 of the Credit Agreement

JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Address: 415 Broad Street Kingsport, TN 37660 Attention: Jacob M. Harris	AMSOUTH BANK as Swing Line Leader and as a Lender By: /s/Jacob M. Harris Name: Jacob M. Harris Title: Assistant Vice President

        Signature Page
                           3 of 4 of the Credit Agreement

JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Address: 233 Wyndale Road/P O Box 1209 Abingdon, VA 24212 Attention: Hugh Ferguson	BRANCH BANKING AND TRUST COMPANY, as a Lender By: /s/Hugh Ferguson Name: Hugh Ferguson Title: Vice President

Signature Page
                                           4 of 4 of the Credit Agreem

SCHEDULE 1

LENDERS	COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	38.89%	$35,000,000.00	$35,000,000.00
AmSouth Bank	30.56%	$27,500,000.00	$27,500,000.00
Branch Banking and Trust Company	30.55%	$27,500,000.00	$27,500,000.00
Total Commitment Amount	100%	$90,000,000.00	$90,000,000.00

SCHEDULE 2

FOREIGN BORROWERS

None as of the Closing Date.

SCHEDULE 3

GUARANTORS OF PAYMENT

Domestic Guarantors of Payment
The Delta Rubber Company
Industrial Molding GP, LLC
Industrial Molding LP, LLC
Industrial Molding Group L.P.

Foreign Guarantors of Payment

None as of the Closing Date.

EXHIBIT A
FORM OF
US BORROWER REVOLVING CREDIT NOTE

$ __________________________                                                                                                                                                                                                                                September 21, 2006

FOR VALUE RECEIVED, the undersigned, NN, INC., a Delaware corporation (“US Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of _________ (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

...DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement made by Lender to US Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America; provided that Revolving Loans that are Alternate Currency Loans, as defined in the Credit Agreement, shall be payable in the applicable Alternate Currency, as defined in the Credit Agreement, at the place or places designated in the Credit Agreement. US Borrower also agrees to pay any additional amount that is required to be paid pursuant to Section 10.17 of the Credit Agreement.

As used herein, “Credit Agreement” means the Credit Agreement dated as of September 21, 2006, among US Borrower, the Foreign Borrowers, as defined therein, the Lenders, as defined therein, AmSouth Bank, as swing line lender, and KeyBank National Association, as lead arranger, book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

US Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(a); provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and LIBOR Fixed Rate Loans, and payments of principal of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of US Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the US Borrower Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, US Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER. US BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG US BORROWER, THE FOREIGN BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

NN, INC. By: Name: Title:

EXHIBIT B
FORM OF
FOREIGN BORROWER REVOLVING CREDIT NOTE

$_____________September 21, 2006

FOR VALUE RECEIVED, the undersigned, [__________] and [______________] (collectively, “Foreign Borrowers” and, individually, each a “Foreign Borrower”), jointly and severally, promise to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of [_________] (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114 the principal sum of

...DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement made by Lender to Foreign Borrowers pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America; provided that Revolving Loans that are Alternate Currency Loans, as defined in the Credit Agreement, shall be payable in the applicable Alternate Currency, as defined in the Credit Agreement, at the place or places designated in the Credit Agreement. Foreign Borrowers also agree to pay any additional amount that is required to be paid pursuant to Section 10.17 of the Credit Agreement.

As used herein, “Credit Agreement” means the Credit Agreement dated as of September 21, 2006, among US Borrower, as defined therein, the Foreign Borrowers, the Lenders, as defined therein, AmSouth Bank, as swing line lender, and KeyBank National Association, as lead arranger, book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Foreign Borrowers also promise to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(a); provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and LIBOR Fixed Rate Loans, and payments of principal of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Foreign Borrowers under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Foreign Borrower Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Foreign Borrowers expressly waive presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG US BORROWER, FOREIGN BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

[FOREIGN BORROWER] By: Name: Title:	[FOREIGN BORROWER] By: Name: Title:

EXHIBIT C
FORM OF
SWING LINE NOTE

$________September 21, 2006

FOR VALUE RECEIVED, the undersigned, NN, INC., a Delaware corporation (“US Borrower”), promises to pay to the order of AMSOUTH BANK (“Swing Line Lender”), at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

...DOLLARS

or the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined) made by Swing Line Lender to US Borrower pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.

As used herein, “Credit Agreement” means the Credit Agreement dated as of September 21, 2006, among US Borrower, the Foreign Borrowers, as defined therein, the Lenders, as defined therein, AmSouth Bank, as swing line lender, and KeyBank National Association, as lead arranger, book runner and administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

US Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(b) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(b); provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time and the payments of principal and interest thereon, shall be shown on the records of Swing Line Lender by such method as Swing Line Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligation of US Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Swing Line Note referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, US Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER. US BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG US BORROWER, FOREIGN BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

NN, INC. By: Name: Title:

EXHIBIT D
FORM OF
NOTICE OF LOAN

_______________________, 20____

KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-0616
Attention: Institutional Banking

Ladies and Gentlemen:

The undersigned, NN, INC. (“Administrative Borrower”) refers to the Credit Agreement, dated as of September 21, 2006 (“Credit Agreement”, the terms defined therein being used herein as therein defined), among Borrowers, as defined in the Credit Agreement, the Lenders, as defined in the Credit Agreement, AmSouth Bank, as swing line lender, and KeyBank National Association, as Agent, and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that Borrowers hereby request a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.5 of the Credit Agreement:

(a) Administrative Borrower is requesting the Proposed Loan on behalf of
__________________________.

(b) The Business Day of the Proposed Loan is __________, 20__.

(c) The amount of the Proposed Loan is $_______________.

(d) The Proposed Loan is to be a Base Rate Loan ____ / Eurodollar Loan ___/
Alternate Currency Loan ____ / Swing Loan_____ (Check one.)]

(e)	If the Proposed Loan is a LIBOR Fixed Rate Loan, the Interest Period requested is one month ___, two months ___, three months ___, six months ____.
(Check one.)

(f) If the Proposed Loan is an Alternate Currency Loan, the Alternate Currency
requested is ___________.

The undersigned hereby certifies on behalf of Borrowers that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i) the representations and warranties contained in each Loan Document are correct in all material respects, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii) the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

NN, INC. By: Name: Title:

EXHIBIT E
FORM OF
COMPLIANCE CERTIFICATE

For Fiscal Quarter ended ____________________

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am the duly elected [President] or [Chief Financial Officer] of NN, INC., a Delaware corporation (“Administrative Borrower”);

(2) I am familiar with the terms of that certain Credit Agreement, dated as of September 21, 2006, among US Borrower, Foreign Borrowers, the Lenders, as each term is defined in the Credit Agreement, AmSouth Bank, as swing line lender, and KeyBank National Association, as Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements;

(3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4) The representations and warranties made by the Credit Parties contained in each Loan Document are true and correct in all material respects as though made on and as of the date hereof; and

(5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the ___ day of _________, 20___.
NN, INC. By: Name: Title:

EXHIBIT F
FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) between ______________________ (the “Assignor”) and ______________________ (the “Assignee”) is dated as of ________, 20_. The parties hereto agree as follows:

1. Preliminary Statement. Assignor is a party to a Credit Agreement, dated as of September 21, 2006 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), among NN, INC., a Delaware corporation (“US Borrower”), the Foreign Borrowers, as defined therein, the lenders named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), AMSOUTH BANK, as swing line lender, and KEYBANK NATIONAL ASSOCIATION, as lead arranger and administrative agent for the Lenders (“Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. Assignment and Assumption. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, the “Assigned Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) Assignor’s interest in any Letter of Credit outstanding on the Assignment Effective Date, (d) any Note delivered to Assignor pursuant to the Credit Agreement, and (e) the Credit Agreement and the other Related Writings. After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have a “Commitment Percentage” under the Credit Agreement equal to the Commitment Percentage set forth in subpart II.A on Annex 1 hereto and an Assigned Amount as set forth on subpart I.B of Annex 1 hereto (hereinafter, the “Assigned Amount”).

3. Assignment Effective Date. The Assignment Effective Date (the “Assignment Effective Date”) shall be [________ __, ____] (or such other date agreed to by Agent). On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

(a) receipt by Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by Agent and, if necessary pursuant to the provisions of Section 10.10(b) of the Credit Agreement, by Administrative Borrower;

(b) receipt by Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 10.10(d) of the Credit Agreement;

(c) receipt by Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by Agent, (iv) and such other information as Agent shall request; and

(d) receipt by Agent from Assignor or Assignee of any other information required pursuant to Section 10.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

4. Payment Obligations. In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor. Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

5. Credit Determination; Limitations on Assignor’s Liability. Assignee represents and warrants to Assignor, Borrowers, Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor; (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 10.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents, including, but not limited to the Intercreditor Agreement and by its signature to this Assignment Agreement, agrees to be bound by and subject to the terms and conditions of the Intercreditor Agreement as if it were an original party thereto. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the Related Writings, (iii) the financial condition or creditworthiness of any Borrower or any Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Related Writings, (v) the inspection of any of the property, books or records of Borrowers, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or Letters of Credit. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Letters of Credit, the Credit Agreement or the Related Writings, except for its or their own bad faith or willful misconduct. Assignee appoints Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof.

6. Indemnity. Assignee agrees to indemnify and hold Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

7. Subsequent Assignments. After the Assignment Effective Date, Assignee shall have the right, pursuant to Section 10.10 of the Credit Agreement, to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor, and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

8. Reductions of Aggregate Amount of Commitments. If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.

9. Acceptance of Agent; Notice by Assignor. This Assignment Agreement is conditioned upon the acceptance and consent of Agent and, if necessary pursuant to Section 10.10 of the Credit Agreement, upon the acceptance and consent of Administrative Borrower; provided that the execution of this Assignment Agreement by Agent and, if necessary, by Administrative Borrower is evidence of such acceptance and consent.

10. Entire Agreement. This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11. Governing Law. This Assignment Agreement shall be governed by the laws of the State of Ohio, without regard to conflicts of laws.

12. Notices. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

[Remainder of page intentionally left blank.]

13. JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, ANY OF THE LENDERS, AND BORROWERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

Address: Attn: Phone: Fax:	ASSIGNOR: By: Name: Title:
Address: Attn: Phone: Fax:	ASSIGNEE: By: Name: Title:
Accepted and Consented to this ___ day of ___, 20__: [KEYBANK NATIONAL ASSOCIATION], as Agent By: Name: Title:	Accepted and Consented to this ___ day of _______, 20__: [INSERT SIGNATURE OF BORROWERS IF REQUIRED] [_________________] By: Name: Title:

ANNEX 1 TOASSIGNMENT AND ACCEPTANCE AGREEMENT

On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I.  INTEREST BEING ASSIGNED TO ASSIGNEE

A.  Assigned Percentage        __________%

B.  Assigned Amount         $__________

II.  ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

A.  Assignee’s Commitment Percentage
under the Credit Agreement        __________%

B. Assignee’s Commitment Amount under
the Credit Agreement      $__________

III.  ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)

A.  Assignor’s Commitment Percentage
under the Credit Agreement    __________%

B.  Assignor’s Commitment Amount
under the Credit Agreement    $__________

EXHIBIT G
FORM OF
ADDITIONAL FOREIGN BORROWER ASSUMPTION AGREEMENT

EXHIBIT H
TERMS OF
SUBORDINATION INDEBTEDNESS

1. All Subordinated Indebtedness shall be subordinate in right of payment to the prior payment in full in cash of all existing and future Secured Obligations and any other Indebtedness referenced in the Intercreditor Agreement (collectively, the “Senior Indebtedness”), and shall be unsecured.

2. The agreements governing any Subordinated Indebtedness may not provide for the making of any scheduled or required payment of principal in respect of such Subordinated Indebtedness prior to the day that is six months after the termination of the Commitment Period unless the Senior Indebtedness and any other Indebtedness referenced in the Intercreditor Agreement, shall have otherwise been indefeasibly paid in full and the Commitment terminated.

3. The agreements governing any Subordinated Indebtedness may not provide that such Subordinated Indebtedness is in default solely because of the occurrence of a Default or Event of Default (but may provide that such Subordinated Indebtedness is in default in the event of the acceleration of the maturity of the Obligations).

4. No payment of any kind may be made in respect of any Subordinated Indebtedness (a) after the occurrence and during the continuance of a Default under Section 7.1, (b) if the maturity of any of the Obligations has been accelerated or deemed accelerated by virtue of the occurrence of an Event of Default, or (c) if any Event of Default (other than one described in clause 4(a) hereof) shall have occurred and the Agent shall have issued a notice to US Borrower prohibiting the making of any payments in respect of Subordinated Indebtedness (a “Payment Blockage Notice”). A Payment Blockage Notice shall be effective for a period ending upon the earlier of (i) one year following the issuance thereof or (ii) the day on which the Event of Default giving rise to such Payment Blockage Notice has been waived by the Required Lenders; provided, however, that payments in respect of Subordinated Indebtedness may not be resumed following the expiration of a Payment Blockage Notice if clause 4(a) or clause 4(b) above has become applicable at or prior to such expiration.

5. In the event of any payment or distribution of property or securities to creditors of the Borrower or any Guarantor in a liquidation or dissolution thereof or in a bankruptcy, insolvency, reorganization, receivership or similar case or proceeding involving any Borrower or any Guarantor or any property thereof, or pursuant to any assignment for the benefit of creditors of the Borrower or any Guarantor or any marshaling of any assets thereof:

(a) the holders of the Senior Indebtedness shall be entitled to receive full payment thereof (including any interest accruing after the commencement of any such case or proceeding at the interest rate applicable thereto pursuant to the terms of the Obligations, regardless of whether a claim for such interest would be allowed in such case or proceeding) in cash before the holders of Subordinated Indebtedness shall be entitled to receive any payment in respect of such Subordinated Indebtedness; and

(b) until all of the Senior Indebtedness have been paid in full in cash, any payment or distribution to which holders of Subordinated Indebtedness would be entitled (but for this clause (b)) shall be made to the holders of the Obligations, and the holders of the Obligations shall have the right to collect, receive and retain same.

6. A holder of Subordinated Indebtedness may not take any action (including but not limited to the institution of a civil action to collect such Subordinated Indebtedness) until after the termination of a standstill period commencing on the date on which such holder gives written notice to the Agent that a payment default has occurred in respect of such Subordinated Indebtedness and ending upon the first to occur of:

(i) the day that is one hundred eighty (180) days after the date of such written notice,

(ii) the acceleration of the maturity of the Obligations, the institution of a civil action to collect the Obligations and/or the exercise by the Agent of remedies with respect to collateral securing the Obligations,

(iii) the institution of any case or proceeding described in Paragraph 5 above by or against US Borrower, or

(iv) full and final payment in cash of the Senior Indebtedness.

If a holder of Subordinated Indebtedness is made whole by virtue of the making at the end of the Standstill Period of any payments (with default interest) not made during the Standstill Period, then such holder may not take any action (including but not limited to the institution of a civil action to collect such Subordinated Indebtedness) at the end of the Standstill Period.

7. If any holder of Subordinated Indebtedness receives any payment or distribution in respect of such Subordinated Indebtedness at a time when such payment or distribution is prohibited by Paragraph 4 or Paragraph 5 above, the recipient shall hold such payment or distribution in trust for the benefit of the holders of the Senior Indebtedness and forthwith shall pay the same to such holders to the extent necessary to pay the Senior Indebtedness in full (after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness). To the extent of any amounts so paid to holders of the Senior Indebtedness by or on behalf of holders of Subordinated Indebtedness, such holders of Subordinated Indebtedness will be subrogated to the rights of such holders of the Senior Indebtedness; provided, however, that such holders of Subordinated Indebtedness may not enforce such subrogation rights until the Senior Indebtedness have been fully and finally paid in cash.

8. If any obligation, payment or distribution in respect of the Senior Indebtedness (whether consisting of a payment or proceeds of security or the exercise of a right of setoff or otherwise) is declared invalid, fraudulent or preferential or otherwise is set aside or required to be returned or repaid, any Senior Indebtedness purportedly satisfied by any such payment or distribution shall be deemed reinstated and outstanding as if such payment or distribution had not occurred.

SCHEDULE 2.2

Existing Letters of Credit

That certain letter of credit, dated as of January 28, 2004, issued to NN, Inc. by AmSouth Bank in the amount of $348,550.00 in connection with NN, Inc.’s workers compensation insurance.

SCHEDULE 5.8

Indebtedness

1.
Indebtedness in the amount of $40,000,000 of NN, Inc., as issuer, and certain existing and future Subsidiaries of NN, Inc., as Guarantors, pursuant to those certain Note Purchase Agreements, dated as of April 26, 2004, by and among NN, Inc., the Guarantors party thereto, and the Purchasers party thereto (the “Note Purchase Agreements”).

2.
Three (3) Bank Guarantee Agreements executed by NN Netherlands B.V. as of April 28, 2003 for the benefit of ABN Amro Bank, N.V., in connection with ABN Amro’s guarantee of NN Netherlands B.V.’s lease payments under the following lease agreements: (i) Lease Agreement by and between SKF B.V. (lessee) and B.V. Beleggingsmaatschappij en Handelsonderneming “De Vallei” (lessor), dated November 28, 2000, regarding the main office building in Veenendaal, at Groenveldselaan (Guarantee Agreement guarantees lease payments in the amount of €46,240.50 or, converted at the exchange rate of 1.0964 as of April 29, 2003, $50,698.08); (ii) Lease Agreement by and between SKF B.V. (lessee) and B.V. Beleggingsmaatschappij en Handelsonderneming “De Vallei” (lessor), dated December 12, 2000, regarding the warehouse in Veenendaal, at Smalle Zijde (Guarantee Agreement guarantees lease payments in the amount of €40,635.63 or, converted at the exchange rate of 1.0964 as of April 29, 2003, $44,552.90); and (iii) Lease Agreement by and between SKF B.V. (lessee) and B.V. Beleggingsmaatschappij en Handelsonderneming “De Vallei” (lessor), dated February 21, 2001, regarding the new building for the technical services department located next to the building of B&S Special Tools B.V. in Veenendaal, at Smalle Zijde (Guarantee Agreement guarantees lease payments in the amount of €22,420.32 or, converted at the exchange rate of 1.0964 as of April 29, 2003, $24,581.64).

3.	NN, Inc. Elective Deferred Compensation Plan dated February 26, 1999.

4.	Obligation of Euroball S.p.A. under the SANPAOLO IMI S.p.A. guaranty in the amount of €420,000.00.

5.	A note payable to NN Euroball Ireland Limited (f/k/a NN Ball & Roller Limited) from NN Europe ApS in the approximate amount of €8,630,000.00 as of the date hereof.

6.	A note payable to NN Euroball Ireland Limited from NN Slovakia, s.r.o., dated as of March 10, 2006, in the approximate amount of €1,250,000.00.

7.	A note payable to NN Euroball Ireland Limited from Kugelfertigung Eltmann GmbH, dated as of March 10, 2006, in the approximate amount of €1,220,000.00.

8.	A note payable to NN Europe ApS by Kugelfertigung Eltmann GmbH, dated as of March 10, 2006, in the approximate amount of €2,880,000.00.

9.	A note payable to NN, Inc. from NN Holdings B.V., dated as of March 10, 2006, in the approximate amount of $8,000,000.00.

10.	A note payable to NN Europe ApS from NN Netherlands B.V., dated as of March 10, 2006, in the approximate amount of €14,500,000.00.

11.	A note payable to NN Europe ApS from NN Slovakia, s.r.o., dated as of March 10, 2006, in the approximate amount of €11,831,332.00.

12.	A note payable to Euroball S.p.A. from NN Europe ApS in the amount of €11,300,000.00.

SCHEDULE 5.9

Liens

NN, Inc.’s ownership of sixty-five percent (65%) of the outstanding capital stock of NN Europe ApS is subject to a lien in favor of Wells Fargo Bank Northwest, N.A., as Noteholder Collateral Agent, pursuant to that certain Stock Pledge and Security Agreement, dated as of April 26, 2004, as amended from time to time, by and between NN, Inc. and Wells Fargo Bank Northwest, N.A., which pledge secures NN, Inc.’s obligations under the Note Purchase Agreements.

SCHEDULE 5.11

Permitted Foreign Subsidiary Loans and Investments

1. NN, Inc. has a 100% interest in NN Europe ApS, a Danish company.

2. NN Europe ApS in turn owns the following interests:

(a) 100% of Euroball S.p.A., an Italian company;

(b) 100% of Kugelfertigung Eltmann GmbH, a German company;

(c) 100% of NN Euroball Ireland Limited, an Irish company; and

(d) 100% of NN Netherlands B.V., a Dutch company.

3.	NN Netherlands B.V. owns a 99.45% interest in NN Holdings B.V., a Dutch company.

4.	NN Euroball Ireland Limited owns a 0.55% interest in NN Holdings B.V.

5.	NN Holdings, B.V. owns 100% of NN Slovakia, s.r.o., a Slovakian company.

6.	NN Holdings, B.V. owns 100% of NN Precision Bearing Products Co. LTD, a Chinese company.

7.	A note payable to NN Euroball Ireland Limited (f/k/a NN Ball & Roller Limited) from NN Europe ApS in the approximate amount of €8,630,000.00 as of the date hereof.

8.	A note payable to NN Euroball Ireland Limited from NN Slovakia, s.r.o., dated as of March 10, 2006, in the approximate amount of €1,250,000.00.

9.	A note payable to NN Euroball Ireland Limited from Kugelfertigung Eltmann GmbH, dated as of March 10, 2006, in the approximate amount of €1,220,000.00.

10.	A note payable to NN Europe ApS by Kugelfertigung Eltmann GmbH, dated as of March 10, 2006, in the approximate amount of €2,880,000.00.

11.	A note payable to NN Europe ApS from NN Netherlands B.V., dated as of March 10, 2006, in the approximate amount of €14,500,000.00.

12.	A note payable to NN Europe ApS from NN Slovakia, s.r.o., dated as of March 10, 2006, in the approximate amount of €11,831,332.00.

13.	A note payable to Euroball S.p.A. from NN Europe ApS in the amount of €11,300,000.00.

14.	A note payable to NN, Inc. from NN Holdings B.V., dated as of March 10, 2006, in the approximate amount of $8,000,000.00.

SCHEDULE 6.1

Corporate Existence, Subsidiaries and
Foreign Qualification

Entity	Number of Shares Outstanding/ Ownership	Chief Executive Office/Principal Place of Business	Jurisdiction of Formation	Jurisdiction of Foreign Qualification
NN, Inc.
Common Stock:
•  Authorized: 45,000,000
•  Issued and Outstanding: 17,236,000

Preferred Stock:
•  Authorized: 5,000,000
•  Issued and Outstanding: None

ISO’s:
•  Authorized: 2,450,000
•  Issued and Outstanding: 1,065,792**
		2000 Waters Edge Drive Building C, Suite 12 Johnson City, Tennessee	Delaware	Tennessee
Industrial Molding GP, LLC	NN, Inc. has a 100% ownership interest, representing a 100% distribution interest	616 E. Slaton Road Lubbock, Texas	Delaware	Tennessee Texas
Industrial Molding LP, LLC	Industrial Molding GP, LLC has 100% ownership interest, representing 100% distribution interest	2000 Waters Edge Drive Building C, Suite 12 Johnson City, Tennessee	Tennessee	None
Industrial Molding Group, L.P.	• Industrial Molding GP, LLC has a 1% ownership interest, representing a 1% distribution interest • Industrial Molding LP, LLC has a 99% ownership interest, representing a 99% distribution interest	616 E. Slaton Road Lubbock, Texas	Tennessee	Texas
Delta Rubber Company	NN, Inc. has a 100% ownership interest	39 Wauregan Road Danielson, Connecticut	Connecticut	None
NN Europe ApS	NN, Inc. owns 125,000 shares.	c/o of Kromann Reumert Sundkrogsgade 5 DK-2100 Copenhagen, Denmark	Denmark	None
Kugelfertigung Eltmann GMBH	NN Europe ApS has a 100% ownership interest, representing a 100% distribution interest	Industriestrasse 2 D-97483 Eltmann, Germany	Germany	None
Euroball S.p.A	NN Europe ApS has a 100% ownership interest, representing a 100% distribution interest	Corso Torino 378 10065 Pinerolo (To), Italy	Italy	None
NN Euroball Ireland Limited	NN Europe ApS has a 100% ownership interest, representing a 100% distribution interest	IDA Industria 1 Park, Unit 4 Purcellsinch, Kilkenny, Ireland	Ireland	None
NN Netherlands B.V.	NN Europe ApS has a 100% ownership interest, representing a 100% distribution interest.	De Smalle Zijde 1b 3903LL Veenendaal, The Netherlands	Netherlands	None
NN Holdings B.V.	NN Netherlands B.V. holds 179 shares. NN Euroball Ireland Limited holds 1 share.	De Smalle Zijde 1b 3903LL Veenendaal, The Netherlands	Netherlands	None
NN Slovakia	NN Holdings B.V. has a 100% ownership interest, representing a 100% distribution interest.	Kukucínova 2346 SK-024 01 Kysucké NovéMesto Slovak Republic	Slovakia	None
NN Precision Bearing Products C. LTD	NN Holdings B.V. has a 100% ownership interest, representing a 100% distribution interest.	No. 618 San Xiang Rd. Economic & Technical Develop. Zone Kunshan, Jiangsu 215300 China	China	None

**Under the May 18, 2005 NN Stock Plan, 1,000,000 stock options and 300,000 restricted shares were authorized, 436,600 options have been issued and 53,000 restricted shares have been issued.

SCHEDULE 6.4

Litigation and Administrative Proceedings

On March 20, 2006, NN, Inc., as well as numerous other parties, received correspondence from the Environmental Protection Agency (“EPA”) requesting information regarding Alternate Energy Resources, Inc., a former waste recycling vendor previously used by the Company (“AER”). AER has since ceased operations, and the EPA is investigating the clean-up of the site or sites used by this vendor. During AER’s operations, soils and groundwater became contaminated. Fifty-four entities, including the Company, have been identified by the EPA as Potentially Responsible Parties (“PRP”) in connection with AER’s operations. NN, Inc. ranks thirty-fourth out of the fifty-four PRPs in volume of material processed. The Company’s former Walterboro, South Carolina manufacturing facility shipped approximately 240,000 gallons of waste to this vendor from March 7, 1990 to April 30, 1992. Approximately one thousand other entities are involved in the EPA’s review, including some governmental agencies. The smaller entities may represent the majority of the waste contributed to the vendor. Two organizational meetings have taken place since receipt of the EPA’s correspondence - one meeting with the EPA and one meeting with just the PRPs. A number of the PRPs, including the Company, have formed a voluntary group, and negotiations with the EPA are underway to enter into a consent order to lead the cleanup effort. Each PRP will contribute an initial $12,500 in connection with this review and remediation process for legal fees, fees of other consultants and related costs. A “good faith letter” from the PRPs is due to the EPA by September 30, 2006. As of the date hereof, the Company does not know whether it has any liability related to AER’s actions or an estimatable range for any potential liability.

SCHEDULE 6.5

Real Estate

1. Manufacturing facility in Erwin, Tennessee, located on 12-acre tract of land at 800 Tennessee Road, Erwin, Tennessee, which tract is owned by NN, Inc.

2. Manufacturing facility in Mountain City, Tennessee, located on 8-acre tract of land at 378 Industrial Park, Mountain City, Tennessee, which tract is owned by NN, Inc.

3. Manufacturing facility in Kilkenny, Ireland, located on a 2-acre tract of land at IDA Industrial Park, Unit 4, Purcellsinch, Kilkenny, Ireland, which tract is owned by NN Europe ApS.

4. Manufacturing facility in Pinerolo, Italy, located on a 9-acre tract of land at Corso Torino 378, 10065 Pinerolo (To), Italy, which tract is owned by NN Europe ApS.

5. Manufacturing facility in Kysucke Nove Mesto, Slovakia, located on a tract of land at Sk-02401 Kysucke, Nove Mesto, Slovakia, which tract is owned by NN Europe ApS.

6. Manufacturing facilities in Veenendaal, The Netherlands, located at 3900 AG Veenendaal, The Netherlands, which tract is owned by NN, Inc.

7. Manufacturing facility in Lubbock, Texas, located on a 6 and ½-acre tract of land at 616 E. Slaton Road, Lubbock, Texas, which tract is owned by NN, Inc.

8. Manufacturing facility in Lubbock, Texas, located on a 2 and ½-acre tract of land at 67185 Cedar Ave., Lubbock, Texas, which tract is owned by NN, Inc.

9. Manufacturing facilities in Danielson, Connecticut, located on a 12-acre tract of land at 39 Wauregan Road, Danielson, Connecticut, which tract is owned by NN, Inc.

SCHEDULE 6.10

Employee Benefits Plans

NN Ball & Roller, Inc. Profit Sharing and Incentive Plan, adopted by NN, Inc. as of April 7, 1990

SCHEDULE 6.15

Material Agreements

1.  Sublease Agreement between FAG Komponenten AG and Kugelfertigung Eltmann GmbH dated July 25, 2000.

2.  SKF Supply Agreement between NN Europe ApS and ABS dated April 6, 2000.

3.  FAG Supply Agreement by and between FAG Kugelfisher Georg Schäfer AG and NN Europe ApS dated April 6, 2000.

4.  NN, Inc. Stock Option Agreement dated May 18, 2005.

5.  NN, Inc. Elective Deferred Compensation Plan dated February 26, 1999.

6.  Global Supply Agreement, by and among NN Netherlands B.V., SKF Holding Maatschappij Holland B.V. and NN, Inc., dated as of April 14, 2003.

7.  Asset Purchase Agreement, by and among NN Netherlands B.V., SKF Holding Maatschappij Holland B.V., SKF B.V. and NN, Inc., dated as of April 14, 2003.

8.  Frame Supply Agreement, by and among Euroball S.p.A., Kugelfertigung Eltmann GmbH, NN Euroball Ireland Limited and AscoMetal, dated as of January 1, 2002.

9.  Those certain Note Purchase Agreements, dated as of April 26, 2004, by and among NN, Inc., the Guarantors party thereto, and the Purchasers party thereto (the “Note Purchase Agreements”), and the other note offering documents related thereto.